Exhibit 10.1(a)

(Multicurrency — Cross Border)

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of September 22, 2009

SEMPRA ENERGY TRADING LLC	MXENERGY INC.
(“Party A”)	(“Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:—

1.             Interpretation

(a)           Definitions.  The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)           Inconsistency.  In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)           Single Agreement.  All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.             Obligations

(a)           General Conditions.

(i)            Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)           Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)          Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b)           Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)           Netting. If on any date amounts would otherwise be payable:—

(i)            in the same currency; and

(ii)           in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)           Deduction or Withholding for Tax.

(i)            Gross-Up.  All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

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(1)           promptly notify the other party (“Y”) of such requirement;

(2)           pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)           promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4)           if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A)          the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)           the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)           Liability.  If: —

(1)           X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)           X does not so deduct or withhold; and (3) a liability resulting from such Tax is assessed directly against X, then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)           Default Interest; Other Amounts.  Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount

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to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.             Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—

(a)           Basic Representations.

(i)            Status.  It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii)           Powers.  It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii)          No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)          Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)           Obligations Binding.  Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)           Absence of Certain Events.  No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

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(c)           Absence of Litigation.  There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)           Accuracy of Specified Information.  All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)           Payer Tax Representation.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)            Payee Tax Representations.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.             Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a)           Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i)            any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)           any other documents specified in the Schedule or any Confirmation; and

(iii)          upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)           Maintain Authorisations.  It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it

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with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)           Comply with Laws.  It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)           Tax Agreement.  It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)           Payment of Stamp Tax.  Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.             Events of Default and Termination Events

(a)           Events of Default.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—

(i)            Failure to Pay or Deliver.  Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii)           Breach of Agreement.  Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii)          Credit Support Default.

(1)           Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

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(2)           the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)           the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv)          Misrepresentation.  A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)           Default under Specified Transaction.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)          Cross Default.  If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii)         Bankruptcy.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party: —

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(1)           is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)        Merger Without Assumption.  The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer: —

(1)           the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2)           the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)           Termination Events.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event (i) Illegality. Due to the adoption of, or

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any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party): —

(1)           to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)           to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii)           Tax Event.  Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii)          Tax Event Upon Merger.  The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv)          Credit Event Upon Merger.  If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

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(v)           Additional Termination Event.  If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)           Event of Default and Illegality.  If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.             Early Termination

(a)           Right to Terminate Following Event of Default.  If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)           Right to Terminate Following Termination Event.

(i)            Notice.  If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii)           Transfer to Avoid Termination Event.  If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if

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such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)          Two Affected Parties.  If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv)          Right to Terminate.  If: —

(1)           a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2)           an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)           Effect of Designation.

(i)            If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)           Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)           Calculations.

(i)            Statement.  On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the

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party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii)           Payment Date.  An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)           Payments on Early Termination.  If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i)            Events of Default.  If the Early Termination Date results from an Event of Default:—

(1)           First Method and Market Quotation.  If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2)           First Method and Loss.  If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3)           Second Method and Market Quotation.  If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

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(4)           Second Method and Loss.  If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii)           Termination Events.  If the Early Termination Date results from a Termination Event:—

(1)           One Affected Party.  If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2)           Two Affected Parties.  If there are two Affected Parties:—

(A)          if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B)           if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii)          Adjustment for Bankruptcy.  In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)          Pre-Estimate.  The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future

13

risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.             Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: —

(a)           a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)           a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.             Contractual Currency

(a)           Payment in the Contractual Currency.  Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)           Judgments.  To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or

14

order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)           Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)           Evidence of Loss.  For tbe purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.             Miscellaneous

(a)           Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)           Amendments.  No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)           Survival of Obligations.  Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)           Remedies Cumulative.  Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)           Counterparts and Confirmations.

(i)            This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii)           The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall he entered into as soon as practicable and may he executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to

15

this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)            No Waiver of Rights.  A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)           Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.          Offices; Multibranch Parties

(a)           If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)           Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)           If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.          Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.          Notices

(a)           Effectiveness.  Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i)            if in writing and delivered in person or by courier, on the date it is delivered;

16

(ii)           if sent by telex, on the date the recipient’s answerback is received;

(iii)          if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)          if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)           if sent by electronic messaging system, on the date that electronic message is received, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)           Change of Addresses.  Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.          Governing Law and Jurisdiction

(a)           Governing Law.  This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)           Jurisdiction.  With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—

(i)            submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii)           waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

17

(c)           Service of Process.  Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)           Waiver of Immunities.  Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.          Definitions

As used in this Agreement:—

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means:—

(a)           in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b)           in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c)           in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)           in all other cases, the Termination Rate.

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“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined

19

pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be

20

obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of: —

(a)           the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

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(b)           such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meanings specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other

22

Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

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IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

SEMPRA ENERGY TRADING LLC

By:	/s/ Michael D. Mitchell
Name: Michael D. Mitchell
Title: Vice President

MXENERGY INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

Acknowledged and Agreed:

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY (CANADA) LTD.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

[Signature Page to Gas ISDA Master Agreement]

ONLINECHOICE, INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY GAS CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY GAS CAPITAL CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC CAPITAL CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

[Signature Page to Gas ISDA Master Agreement]

MXENERGY CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

INFOMETER.COM INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

[Signature Page to Gas ISDA Master Agreement]

EXECUTION VERSION

(Multicurrency - Cross Border)

Schedule to the

ISDA Master Agreement

dated as of

September 22, 2009

between SEMPRA ENERGY TRADING LLC, a Delaware
limited liability company (“Party A”), and MXENERGY INC.,
a Delaware corporation  (“Party B”).

Part 1.   Termination Provisions.

(a)           “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v), none
Section 5(a)(vi), none
Section 5(a)(vii), none
Section 5(b)(iv), none

and means in relation to Party B for all purposes under this Agreement:  each Affiliate of Party B (other than shareholders of MX Holdings that are not Subsidiaries of MX Holdings).

(b)           “Specified Transaction” will have the meaning specified in Section 14 of this Agreement, except that such term is amended on line 8 after the words “currency option” by adding a comma and the words “agreement for the purchase, sale or transfer of any commodity or any other commodity trading transaction”.  For this purpose, “commodity” means any tangible or intangible commodity of any type or description including electric energy and/or capacity, petroleum and natural gas, the products or by-products thereof, coal, emissions, and base or precious metals.

(c)           The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A and will apply to Party B.

“Specified Indebtedness” shall not apply to Party A, and with respect to Party B and each Specified Entity of Party B, Specified Indebtedness shall have the meaning specified in Section 14 and shall also include all Indebtedness, including the Notes, the Old Notes, the Promissory Notes (if any) and the Loans.

“Threshold Amount” means, in the aggregate, with respect to Party B and all Specified Entities of Party B,  $1,000,000.

(d)           The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will apply to Party B.

If such provisions apply:  Section 5(b)(iv) is hereby amended by inserting after the words “another entity” the phrase “or another entity consolidates or amalgamates with, or merges into, or transfers all or substantially all its assets to, X or any Credit Support Provider of X or any applicable Specified Entity of X”.

(e)           The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A or Party B.

(f)            Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement:

(i)            Loss will apply.

(ii)           The Second Method will apply.

(g)           “Termination Currency” means United States Dollars.

(h)           “Additional Termination Event” will apply.

(i) The following event shall constitute an Additional Termination Event with respect to Party B pursuant to Section 5(b)(v) (for the purposes of which, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions):

The occurrence of February 28, 2014.

(ii)  The following events shall also constitute Additional Termination Events with respect to Party A pursuant to Section 5(b)(v) for the purposes of which Party A shall be the sole Affected Party; provided, however, that, notwithstanding anything to the contrary in Section 6 of the Agreement, the calculations required by Section 6(e) and any other calculations to be made as the result of the occurrence of such Additional Termination Event shall be made by Party A:

(A)          If at any time The Royal Bank of Scotland plc’s Credit Rating falls below BBB- from S&P or Baa3 from Moody’s, and Party A fails to provide adequate assurances in an amount determined by Party B in a commercially reasonable manner within two Business Days of a written request therefor from Party B.

(B)           Any permit or license necessary for Party A to perform its material obligations hereunder is revoked and such revocation is not cured within ten Business Days of written notice from Party B.

(i)            Amendments.  The parties agree to the following changes to this Agreement:

(i)            Section 2(a)(i) is amended by inserting “, the Schedule or any Promissory Note” immediately after the term “Confirmation”.

(ii)           Section 2(a)(ii) is amended by inserting “, Promissory Note, any other ISDA Document” immediately after the term Confirmation in lines 2 and 6 of such Section.

(iii)          Section 2(e) is hereby amended by inserting the phrase “and unless otherwise specified in this Agreement with respect to any Loan” immediately after “Transaction” in the second line of such Section.

(iv)          Section 5(a)(i) is amended by deleting “third” and substituting “second”.

(v)           Section 5(a)(ii) is amended by inserting “or under Part 12 or Part 13” immediately after “or 4(d)” in the parenthetical.

(vi)          Section 5(a)(iv) is deleted in its entirety and replaced with the following new Section:

“Misrepresentation. A representation (other than a representation under Section 3(e) or (f) or under Part 5(j)(xxiv) or (xxv)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider or Specified Entity of such party in this Agreement or any Specified Agreement, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Specified Agreement, proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated.”

(vii)         Section 5(a)(v)(2) is amended by deleting the parenthetical and substituting with “(unless with respect to a performance default, the exclusive remedy for such failure to perform under the terms of the Specified Transaction is the payment of damages as defined in such Specified Transaction)”.

(viii)        Section 5(a)(vi) is amended by deleting the words “becoming capable at such time of being declared,” in the seventh line and substituting with the words “becoming capable at such time or with the passage of time or the giving of notice (regardless of whether such time has elapsed or such notice has been given) of being declared,”.

(ix)           Section 5(a)(vii)(4) is amended by deleting it in its entirety and replacing with the following:

“Institutes or has instituted against it proceedings seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, that proceeding or petition:

(A)          results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or

(B)           is not withdrawn, dismissed, discharged, stayed or restrained, in each case within:

(1)           thirty (30) days of its institution or presentation if as of and during the pendency of such proceeding or petition, the party or its Credit Support Provider (such reference to Credit Support Provider shall be applicable if all such party’s financial obligations under the Agreement are fully guaranteed or assured under a Credit Support Document provided by such Credit Support Provider) has a Credit Rating of at least BBB+ by S&P or Baa1 by Moody’s; or

(2)           fifteen (15) days of its institution or presentation in all cases other than those set out under Section 5 (a)(vii) (4) (B) (1) above;”

(x)            Section 14 is amended by deleting the existing definition of “Default Rate” contained therein and replacing it in its entirety as follows:

“Default Rate” means the Base Rate plus 9%, or, if a rate is specified in this Agreement to be applicable prior to a Default, such rate plus 2%.

(xi)           Additional Events of Default.  The occurrence at any time with respect to Party B or, if applicable, any Specified Entity of Party B of any of the following events will constitute an additional Event of Default under Section 5(a) with respect to Party B and such Events of Default shall be in addition to, and not in limitation of, any other Events of Default or Termination Events in this Agreement:

(A)          Failure by Party B or any Specified Entity of Party B to comply with or perform any agreement or obligation  to be complied with or performed by such party in accordance with Part 12 (“Affirmative Covenants”), if such failure is not remedied within 3 Business Days (or, in the case of Part 12(a)(vi) and Part 12(a)(vii), 5 Business Days) after notice of such failure is given to Party B;

(B)           Failure by Party B or any Specified Entity of Party B  to comply with or perform any agreement or obligation  to be complied with or performed by Party B or such Specified Entity in accordance with Part 13 (“Negative Covenants”);

(C)           At any time the outstanding Aggregate Unpaid Value exceeds the amount of Margin then held or (if Party A is required to establish replacement custodial accounts pursuant to Part 11(f)) controlled by Party A pursuant to any Master ISDA by $45,000,000 or more;

(D)          A Change of Control shall have occurred;

(E)           Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount in excess of  the lower of (1) 5% of Party B’s or any Specified Entity of Party B’s total assets as reflected on its most recent balance sheet (not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or (2) $1,000,000 shall be entered or filed against Party B or any Specified Entity of Party B or any of their respective assets;

(F)           (1) At any time after the execution and delivery thereof, any Specified Agreement, or any provision thereof, shall cease to be in full force and effect, shall be terminated or shall be declared to be null and void, (2) Party A shall not have or shall cease to have a valid and perfected first-priority lien in any Collateral with a fair market value in excess of $500,000, except as permitted hereunder or under the ISDA Security Documents (or as to which Party A may grant consent from time to time), purported to be covered by the ISDA Security Documents hereunder, or (3) Party B or any Specified Entity of Party B shall repudiate or contest the validity or enforceability of any Specified Agreement or any provision thereof in writing or deny in writing that it has any further liability under any Specified Agreement or any provision thereof to which it is a party;

(G)           Any time there occurs an “Event of Default” or “Termination Event” with respect to MX Electric under, and as defined in the MX Electric Agreement, or at any time there occurs an event of default or termination event (however defined) with respect to MX Canada under any MX Canada Transaction;

(H)          Any time the Collateral Coverage Ratio is less than 1.25:1.00 when determined in respect of the months of October through March (inclusive), or is less than 1.4:1.00, when determined for any other month;

(I)            [Intentionally Omitted];

(J)            There is, at any time, a material adverse change (as reasonably determined by Party A) in (A) the financial condition, the results of operations, business, prospects or results of Party B and Party B’s Specified Entities taken as a whole, or (B) the collection rate or aging of accounts receivable for Party B or any Specified Entity of Party B;

(K)          At any time, (1) the rights of the holders of Class B Common Stock (included in MX Holdings’ Second Amended and Restated Certificate of Incorporation, Bylaws and otherwise set forth in a Specified Agreement) shall have been modified in any manner (regardless of whether such modification is written or whether it occurs due to an action or a failure to act) adverse to the holders of Class B Common Stock without the prior written consent of Party A or (2) MX Holdings or any of its Affiliates shall take any action or omit to take any action inconsistent with the continued existence of, or the ability of the holders of Class B Common Stock to exercise, the rights afforded to such holders and referred to in clause (1) of this Part 1(i)(xi)(K);

(L)           Jeff Mayer shall cease to be the Chief Executive Officer and President of MX Holdings or Chaitu Parikh shall cease to be the Chief Financial Officer of MX Holdings, or either of them shall cease to be involved in the day-to-day management of Party B, MX Electric or MX Canada in substantially the same roles as of the date hereof and, 60 days following any such person leaving such position, such person is not replaced in such position by a person or persons that is/are approved by Party A in writing;

(M)         [Intentionally Omitted];

(N)          Any default, event of default or termination event (or terms of like import) by Party B or any Specified Entity of Party B shall occur under any Specified Agreement or any other agreement between any such party and Party A and such default, event of default, termination event or similar event shall not have been fully and completely cured within the grace period provided for in such agreement, or if no grace period is so provided, within three Business Days;

(O)          An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(P)           The terms of the Notes, the Indenture, the Old Notes or the Old Notes Indenture shall be amended, restated or otherwise modified in a manner that is adverse to Party A;

(Q)          Principal or interest on the Notes or the Old Notes shall have been paid or any of such notes have been purchased by Party B or its Specified Entities in whole or in part, prior to the respective due dates, except (with respect to the Notes) as permitted by the Intercreditor Agreement or (with respect to the Old Notes) as permitted by this Agreement.

(xii)          Section 6(c) is amended by adding the following new paragraph (iii):

“(iii)        Notwithstanding the foregoing, the Non-defaulting Party shall not be obligated to terminate and liquidate Transactions to the extent that, in the good faith opinion of the Non-defaulting Party, (A) such termination and liquidation is not permitted under applicable law or (B) the Non-defaulting Party cannot enter into or liquidate offsetting transactions (including Specified Transactions) in a commercially reasonable manner or at commercially reasonable prices.  In addition, the Non-defaulting Party may, at its election, take a reasonable amount of time to complete any aspect of the termination and liquidation.”

Part 2.    Tax Representations.

(a)            Payer Representations.  For the purpose of Section 3(e), Party A will make the following representation and, for the purpose of Part 5(j)(xxiv) Party B will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Designated Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:  (i)  the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)           Payee Representations.  For the purpose of Section 3(f) of this Agreement with respect to Party A and for the purpose of Part 5(j)(xxv) with respect to Party B, Party A and Party B make the representations specified below, if any:

(i)            The following representation will apply to Party A and will apply to Party B:

It is entering into this Agreement, including each Transaction, as principal and not as agent of any Person.

Part 3.    Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(1)           Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered

Party A	An executed United States Internal Revenue Service Form W-8ECI (or any successor thereto).

(i) Upon the execution of this Agreement; (ii) promptly upon reasonable demand by the other Party; and (iii) promptly upon learning that any such form previously provided has becomes obsolete, incorrect or expired.

Party B	An executed United States Internal Revenue Service Form W-9 (or any successor thereto).

(i) Upon the execution of this Agreement; (ii) promptly upon reasonable demand by the other Party; and (iii) promptly upon learning that any such form previously provided has becomes obsolete, incorrect or expired.

(2)           Other documents to be delivered are:

Party Required to Deliver Document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) or Part 5(j)(xxiii) (as applicable) Representation

MX Holdings and Party A	An executed subscription agreement for the Class B Common Stock	Upon Execution	Yes

Party B	Guarantee and Collateral Agreement	Upon Execution	Yes

	Wachovia Control Agreements	Upon Execution	Yes

	Huntington Control Agreement	Upon Execution	Yes

	Trademark Security Agreements for filing with the United States Patent	Upon Execution	Yes

and Trademark Office

UCC-1 Financing Statements as required by Party A; and assignments by SocGen of UCC-1 Financing Statements as required by Party A.	Upon Execution	Yes

Novation Agreement(s) with respect to the novation of the interest rate swaps set forth on Exhibit 12(a)(xix)	As soon as practicable, but in any event not later than 30 days after the Closing Date	Yes

Intercreditor Agreement	Upon Execution	Yes

Certificate of Incorporation	Upon Execution	Yes

Registration Rights Agreement	Upon Execution	Yes

Stockholders Agreement	Upon Execution	Yes

The Financial Statements specified in Part 12(a)(vi)	As provided in Part 12(a)(vi)	Yes

The Budgets specified in Part 12(a)(xiii)	As provided in Part 12(a)(xiii)	Yes

The Notices and Reports specified in Part 12(a)(v) and Part 12(a)(vii)	As provided in Part 12(a)(v) and Part 12(a)(vii)	Yes

Capacity Releases and related documents required to be executed pursuant to Part 8(b)(ii)	As soon as practicable, but in any event not later than 90 days after the Closing Date

Copies of information technology infrastructure systems (including, without limitation, billing systems)	As provided in Part 12(a)(xvi)

An opinion of New York legal counsel, in form and substance satisfactory to Party A, covering such matters as Party A shall reasonably require.	Upon Execution

An Officers’ Certificate from MX Holdings certifying that the	Upon Execution	Yes

aggregate principal amount of the Old Notes outstanding following the consummation of the Exchange Offer does not exceed $10,000,000 and that aggregate principal amount of the Notes outstanding following the Exchange Offer does not exceed $75,000,000.

An Officers’ Certificate from Party B and each Specified Entity of Party B certifying that each of the representations and warranties of Party B and each of the Specified Entities of Party B contained in this Agreement is true and correct in all material respects as of the date of this Agreement (except for any such representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of such date)

Upon Execution

A proposed consolidated operating Budget for Party B, its Subsidiaries and MX Electric, for fiscal year 2010 which shall be in form and substance satisfactory to Party A.	Upon Execution	Yes

A proposed consolidated business plan for Party B, its Subsidiaries and MX Electric, for the first two years of the term of this Agreement which shall be in form and substance satisfactory to Party A.	Upon Execution	Yes

Evidence, satisfactory to Party A, that each LDC and all other payers have been instructed to make all payments owing to Party B or to any Specified Entity of Party B directly to the	Upon Execution	Yes

Lockbox Accounts.

Evidence, satisfactory to Party A, that each LDC and all other payers have been instructed to make all payments owing to Party B or to any Specified Entity of Party B directly to the Lockbox Accounts and not to any other accounts without the prior written consent of Party A.

As soon as practicable, but in any event not later than 10 Business Days after the Closing Date

	Evidence satisfactory to Party A that all master agreements between Party B or any Specified Entity of Party B and any third party have been terminated.	As soon as practicable, but in any event not later than 30 days after the Closing Date

Evidence, satisfactory to Party A, that (i) Party B and each Specified Entity of Party B has in place the types of insurance set forth on Exhibit 12(a)(iii), and (ii) all such insurance names Party A as an additional insured and/or loss payee, as appropriate.

		Upon Execution	Yes

Party A&B:	Certified copies of board resolutions approving this Agreement and the Transactions contemplated by this Agreement and any exhibits or supplements attached hereto and the Confirmations hereunder.	Upon Execution	Yes

Party A&B:	Evidence of authority of signatories	Upon Execution	Yes

Part 4.    Miscellaneous

(a)            Addresses for Notices.  For the purpose of Section 12(a) of this Agreement:

Address for notices or communications with respect to Confirmations only to Party A:

Address:  600 Washington Blvd, Mail Code CS0930, Stamford, Connecticut 06901

Attention:  Energy Operations

For electric energy and/or capacity invoices and Confirmations:
Facsimile No.: 203-355-6614		Telephone No.: 203-897-5926 E-mail: PowerTeam@RBSSempra.com

For petroleum:
Facsimile No.:	Invoices: 203-355-6615	Telephone No.: 203-897-5632
Confirmations: 203-355-6617

For natural gas:
Facsimile No.:	Invoices: 203-355-6612	Telephone No.: 203-897-5647
Confirmations: 203-355-6630

Attention: FX or Metals Operations
Facsimile No.: 203-355-6605		Telephone No.: 203-355-5607

Electronic Messaging System details: None until mutually agreed otherwise.

And for notices or communications other than Confirmations:

Address: 600 Washington Blvd, Stamford, CT 06901

Attention of the Legal Department.

Facsimile No.: 203-355-5410		Telephone No.: 203-897-5510

Address for notices to, or Gas Confirmations for, Party B:

Address:	510 Thornall Street, Suite 270
Edison, NJ 08837-2207

Attention: Eve Hoffman, Manager Supply Administration

Facsimile No.: 732-805-4044		Telephone No.: 732-805-0300 ext. 6812

Address for any other notices for Party B:

Address: 595 Summer Street, Suite 300 Stamford, CT 06901-1407

Attention:	Chief Financial Officer
Chief Legal Officer

Facsimile No.: 203-975-9659		Telephone No.: 203-356-1318

Electronic Messaging System Details:  None until mutually agreed otherwise.

(b)                                 Process Agent.  For the purpose of Section 13(c) of this Agreement:  Party B appoints as its Process Agent Not Applicable.

(c)                                  Offices.  The provisions of Section 10(a) will apply to this Agreement.

(d)                                 Multibranch Party.  For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)                                  Calculation Agent.  The Calculation Agent is Party A.

(f)                                    Credit Support Document.  With respect to Party A means, none.   With respect to Party B means the ISDA Security Documents and the Intercreditor Agreement.

(g)                                 Credit Support Provider.  Credit Support Provider means, in relation to Party A, none.  Credit Support Provider means, in relation to Party B, each Specified Entity of Party B.

(h)                                 Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE, OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.  THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT IN ANY WAY APPLY TO, OR GOVERN, THIS AGREEMENT.

(i)                                     Waiver of Certain Damages.  FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY.  A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN ANY TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY.  SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

(j)                                     Waiver of Jury Trial.  Each Party waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement, any Specified Agreement or any Transaction.

(k)                                  Netting of Payments.  Subparagraph (ii) of Section 2(c) of this Agreement will not apply to all Transactions starting from the date of this Agreement.

(l)                                     “Affiliate” will have the meaning set forth below:

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be a controlling interest; provided further that (i) Party A shall be deemed not to be an Affiliate of Party B and its Specified Entities; and (ii) no Holder of Notes shall be deemed to be an Affiliate of Party B or any Specified Entity of Party B solely by reason of holding the shares of Class A Exchange Common Stock such Holder has received in the Exchange Offer and being party to the equity agreements entered into in connection with the Exchange Offer.

Part 5.           Other Provisions.

(a)                                  Definitions.  Any capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the 2006 ISDA Definitions and the 2005 Commodity Definitions (as published by the International Swaps and Derivatives Association, Inc.) (collectively, the “Definitions”), which are incorporated into this Agreement.  In the event of any inconsistency between the Definitions and the provisions of this Agreement, this Agreement will prevail.  Capitalized terms used herein and not defined in this Agreement or in the Definitions shall have the meanings set forth in the Intercreditor Agreement.

(b)                                 Events of Default; Termination Events.  The parties acknowledge and agree that, with the exception of the Event of Default specified in Section 5(a)(vii) and the Additional Termination Events specified in Part 1(h)(ii), no other Events of Default or Termination Events will apply to Party A.

(c)                                  Agreed Changes.  The parties agree to the following changes in this Agreement:

(i)                                     Section 1(b) is amended by deleting the period at the end and substituting “except for Sections 5 and 6, which may only be amended by a written amendment executed by the parties.”

(ii)                                  Section 1(c) is deleted in its entirety and replaced with the following new Section:

“ (c) All Transactions (including any Loans) are entered into in reliance on the fact that the Master ISDAs, all Confirmations thereunder, all Promissory Notes thereunder, the ISDA Security Documents and each other ISDA Document form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions (including any Loans) contemplated by the Master ISDAs, the other ISDA Documents and the Specified Agreements.”

(iii)                               Section 3 is amended by deleting the first paragraph thereof and replacing it with the following new paragraph:

“Party A represents to Party B (which representations will be deemed to be repeated by Party A on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—“

(iv)                              Add the following paragraphs at the end of Section 9:

(h)           Consent to Recording.  The parties agree that each may electronically record all telephone conversations between them and that any such recordings may be submitted in evidence to any court or in any proceeding for the purpose of establishing any matters pertinent to any Transaction.

(i)            Severability.  In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision, unless the deletion of such provision shall substantially impair the benefits of the remaining portions of this Agreement.

(j)            Dealer Market Practices.  To the extent applicable, the obligations of the parties are to be construed in accordance with practices in the international financial or commodity, as applicable, dealer market.

(k)           Trader Authority.  The parties hereby expressly waive all rights to, and expressly agree not to contest, any Transaction, or assert or otherwise raise any defenses or arguments related to any Transaction to the effect that such is not binding, valid or enforceable in accordance with its terms because either the employee(s) or representative(s) who entered into the Transaction on behalf of a party, and who appeared to have the requisite authority to do so, did not, in fact, have such authority or because the provisions of certain applicable laws require the Transaction to be in writing and/or executed by one or both parties.

(v)                                 Section 7 is amended by (1) deleting “and” at the end of clause (a) of such section, (2) deleting the period at the end of clause (b) and replacing it with “; and”, and (3) inserting the following new clause (c) immediately after clause (b):

“Party A may at any time assign and transfer this Agreement (i) by novation to any Affiliate of Party A, to The Royal Bank of Scotland plc or any Affiliate thereof, and, upon such novation, such Affiliate of Party A, The Royal Bank of Scotland plc or any such Affiliate of The Royal Bank of Scotland plc will assume all of Party A’s rights and obligations under this Agreement and Party A shall be released and discharged from all liabilities under this Agreement; provided, however, that any such Affiliate shall have a Credit Rating of at least BBB- by S&P or Baa3 by Moody’s or the obligations of such Affiliate shall be guaranteed by The Royal Bank of Scotland plc or (ii) pursuant to a Wholesale Transfer.”

(vi)                              Section 9(e)(ii) is amended by adding the following new sentence at the end thereof: “Notwithstanding the foregoing, Party A shall promptly confirm each Transaction and unless objected to in writing within two Local Business Days, the Confirmation shall be final and binding on the parties, absent manifest error.  Failure to send or agree upon a Confirmation shall not affect a Transaction entered into by the parties.”

(vii)                           Section 13(b) shall be deleted in its entirety and replaced with the following new Section:

“(b)         Consent to Arbitration.

(i)            Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof, shall be finally settled by arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties.  Notwithstanding the provisions of Part 4(h), the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code.  The seat of the arbitration shall be New York, New York, United States of America, and it shall be conducted in the English language.  The parties submit to jurisdiction in the state and federal courts in the State, County and City of New York for the limited purpose of enforcing this agreement to arbitrate.

(ii)           The arbitration shall be conducted by three neutral arbitrators, who shall be appointed by the AAA.  The arbitrators shall be impartial and independent.

(iii)          In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto relating to this Agreement or to the Related Agreements (whether or not such other proceeding involves all of the parties hereto).  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (x) there are issues of fact or law common to the various arbitrations so that a consolidated proceeding would be more efficient than separate proceedings and (y) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal constituted under any other Related Agreement, the ruling of the arbitration tribunal governing the first proceeding to have been filed shall control.  In the event of the consolidation of one or more proceedings pursuant to this subsection, the arbitration tribunal governing the first such proceeding to have been filed shall govern the consolidated proceeding unless otherwise agreed by all parties to the proceedings being consolidated.  Solely for purposes of this subsection (iii), (x) a proceeding shall be deemed to have been filed when the related demand for arbitration is served by the complaining party and (y) in the event that two proceedings shall have been filed on the same day, the proceeding involving the largest dollar amount in dispute shall be deemed to have been the first filed.

(iv)          The arbitration award shall be final and binding on the parties.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.”

(viii)                        In Section 14: “Terminated Transactions” is amended on line 2 by deleting “all Transactions” and substituting “any or all Transactions terminated in accordance with Section 6(c)(ii)”.

(ix)                                The definition of “Loss” in Section 14 is deleted in its entirety and replaced with the following new definition:

“‘Loss’ means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including an amount equal to 100% of the Credit Support Amount outstanding on the Early Termination Date, any losses and costs relating to the provision of Credit Support to any third party, any losses and costs relating to any Loan, any losses or costs relating to any financing or similar fees, loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them).  Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies.  Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11.  A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable.  A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.”

(x)                                   Section 11 is deleted in its entirety and replaced with the following new Section 11:

“A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of (i) the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party, (ii) the enforcement or protection of its rights with respect to any outstanding Credit Support Amount, including any costs incurred in recovering any such amounts, or (iii) the early termination of any Transaction, including, but not limited to, costs of collection.”

(d)                                 Set-Off.  Section 6 of this Agreement shall be amended by the insertion of the following additional provision:

“(f)          Set-Off.  At any time or from time to time after an Event of Default or Termination Event occurs,  the party (“X”) that is the Non-defaulting Party or the party other than the Affected Party (and without prior notice to the Defaulting Party or the Affected Party (“Y”)) may, at X’s election, set off any or all amounts which Y or any Affiliate of Y owes to X or any Affiliate of X against any or all amounts which X or any Affiliate of X  owes to Y or any Affiliate of Y (in each case, whether under this Agreement, any other agreement or otherwise, and whether or not then due, and irrespective of the currency, place of payment or booking office of the obligation); provided that any amount not then due which is included in such setoff shall be discounted to present value as at the time of setoff (to take account of the period between the time of setoff and the date on which such amount would have otherwise been due) at the applicable rate for that period determined by X in any commercially reasonable manner.  X may give notice to the other party of any set-off effected under this Section  6(f).

For this purpose, any amount  (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest.  This Section 6(f) shall be without prejudice and in addition to any Lien to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(e)                                  Imaged Agreement.  Any fully executed Agreement, Confirmation, Specified Agreement or other related document, or recording may be scanned and stored electronically, or stored on computer tapes and disks, as may be practicable   (the “Imaged Agreement”).  The Imaged Agreement, if introduced as evidence on paper, the Confirmation if introduced as evidence in automated facsimile form, any recording, if introduced as evidence in its original form and as transcribed onto paper, and all computer records of the foregoing, if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form.  Neither Party shall object to the admissibility of any Imaged Agreement (or photocopies of the transcription of such Imaged Agreement) on the basis that such were not originated or maintained in documentary form under either the hearsay rule, the best evidence rule or other rule of evidence.  However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.

(f)                                    (1) Market Disruption Events.   Each of the following events shall constitute a Market Disruption Event hereunder:

(i)                                     Price Source Disruption

(ii)                                  Trading Disruption

(iii)                               Disappearance of Commodity Reference Price

(iv)                              Material Change in Formula

(v)                                 Material Change in Content

(2) Disruption Fallbacks.   If a Market Disruption Event occurs on a Pricing Date, then the Commodity Reference Price for such day (a “Missing Day”) shall be determined in accordance with the provisions of the 2005 Commodity Definitions as if no elections had been made.

(g)                                 Illegality.  For purposes of Section 5(b)(i), the obligation of either Party to comply with any official directive issued or given by any government agency or authority with competent jurisdiction which has the result referred to in Section 5(b)(i) will be deemed to be an “Illegality”.

(h)                                 Term.   Subject to the earlier occurrence of an Early Termination Date, Party A shall not be obliged to enter into further Transactions under this Agreement commencing on August 31, 2012 (the “Termination Date”); provided, however, that Party A, on or before the date that is 180 days prior to the then current Termination Date but no sooner than April 1, 2011, shall have the right to extend the Termination Date on the then current terms and conditions to August 31, 2013 (the “Extended Term”) (in which case Party A shall not be obliged to enter into further Transactions beyond the Termination Date so extended). For the avoidance of doubt, this Agreement and the Specified Agreements shall otherwise remain in full force and effect until the Discharge of ISDA Obligations.  Neither Party B, nor any Specified Entity of Party B, shall enter into any agreement or series of agreements which provide for transactions similar to those contemplated by any one or more of the Specified Agreements unless such agreement or agreements do not become effective until after the Termination Date and after the Discharge of ISDA Obligations has occurred.

(i)                                     No Obligation.  Notwithstanding any other provision in this Agreement to the contrary, Party A (A) shall have no obligation to enter into any Transaction with Party B or to provide Credit Support that has a term, calculation period, delivery period, maturity or expiration which extends beyond the date that is 12 months prior to the maturity date of the Notes, and (B) shall not be obligated to enter into any transaction (including any Transaction hereunder) with Party B or any Specified Entity of Party B following the occurrence of a Default or Potential Termination Event (however defined) by Party B or any Specified Entity of Party B under any of the Specified Agreements, which Default or Potential Termination Event has not been cured or waived by Party A in accordance with the terms of the applicable Specified Agreement.

(j)                                     Further Representations of Party B and its Specified Entities.  Each Specified Entity of Party B, Party B in respect of each of its Specified Entities and Party B as to itself as set forth below, represents and warrants to Party A (which representations will be deemed to be represented by Party B and each such Specified Entity on each date on which a Transaction is entered into and on each date that Party A issues or arranges for the issuance of Credit Support and, other than in respect of Part 5(j)(iii) and Part 5(j)(iv), at all times until this Agreement is terminated):

(i)                                     Existence and Authorization.

(A)                              Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified as a foreign corporation in each jurisdiction where it conducts business where such qualification is required, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect;

(B)                                Such party has delivered to Party A true and complete copies of its organizational documents as amended or amended and restated through the date hereof and as in effect on the date hereof;

(C)                                Such party has the full corporate power and corporate authority to execute and deliver this Agreement and the other Specified Agreements and to perform its obligations hereunder and thereunder; and

(D)                               The execution, delivery and performance of this Agreement and any other Specified Agreement by such party have been and remain duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and do not contravene (i) any provision of its organizational documents, (ii) Applicable Law, or (iii) the terms of any Material Contract.

(ii)                                  Enforceability.  This Agreement and each Specified Agreement to which it is a party constitute the legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms, except as enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or by general equity principles.

(iii)                               Capitalization, Indebtedness and Hedging Transactions.

(A)                              Exhibit 5(j)(iii)(A) sets forth the capitalization of such party as of the date hereof, including (i) the authorized capital, (ii) the equity interests outstanding and (iii) each Person owning, of record or beneficially, 10% or more of any class of such party’s equity interests, together with the number of equity interests of each such class and the percentage so held by each such Person.  All outstanding equity interests are duly and validly issued, fully paid and non-assessable. Except for options and warrants of MX Holdings outstanding on the date hereof or which may be issued pursuant to the Management Incentive Plan, such party does not have outstanding any securities convertible into or exchangeable for its equity interests or any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, commitment or claims of any character relating to, its equity interests.

(B)                                Exhibit 5(j)(iii)(B) sets forth the Indebtedness of such party as of the date of this Agreement, including, as to each item of Indebtedness (to the extent applicable) including Credit Support, (i) the counterparty or counterparties or issuers, (ii) the nature of the Indebtedness or credit support, (iii) the amount of the obligations, remaining purchase price or face amount, (iv) the final maturity date or expiration or termination date and a description of required interim payments and (v) the rate, and the timing of payments, of interest, fees and similar charges.

(C)                                Exhibit 5(j)(iii)(C) sets forth a list of all Hedging Transactions to which such party is a party as of the date of this Agreement, including, as to each Hedging Transaction (to the extent applicable), (i) the counterparty or counterparties, (ii) the nature of said Hedging Transaction, (iii) the term of such Hedging Transaction and (iv) the amount payable by, or payable to, such party if such Hedging Transaction were liquidated as of the date of this Agreement.

(iv)                              Subsidiaries and Beneficial Interest.  Except as set forth on Exhibit 5(j)(iv), such party does not, directly or indirectly, beneficially own the whole or any part of the issued share capital or other ownership interest of any other Person.

(v)                                 Governmental Approvals.

(A)                              All Governmental Approvals necessary or advisable  for the due execution, delivery and performance of this Agreement and the other Specified Agreements by such party have been obtained from or, as the case may be, filed with the relevant Governmental Authorities having jurisdiction over such party and remain in full force and effect, and are listed in Exhibit 5(j)(v)(A), and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any Governmental Authority having jurisdiction is required for such execution, delivery or performance of this Agreement or the other Specified Agreements by such party.

(B)                                All Governmental Approvals necessary or advisable for the conduct of each such party’s businesses as of the date of this Agreement and as contemplated herein have been duly obtained, are set forth in Exhibit 5(j)(v)(B), are in full force and effect, not subject to appeal, are held in the name of such party, as the case may be, and are free from conditions or requirements which if not complied with could reasonably be expected to have a Material Adverse Effect, or conditions or requirements which such party does not expect to be able to satisfy on or prior to the date required.

(C)                                Such party has no reason to believe that any Governmental Approvals which have not been obtained by or on behalf of such party, as the case may be, but which will be required to be obtained by it in the future, will not be obtained in due course on or prior to the date required and will not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect.

(D)                               Party B and the Specified Entities of Party B are not in violation of any Governmental Approval applicable to any such Person, the violation of which could reasonably be expected to result in either a Material Adverse Effect, a cease and desist order or an aggregate monetary fine applicable to Party B and the Specified Entities of Party B in excess of $1,000,000.

(vi)                              Financial Condition and No Material Adverse Change.

(A)                              Party B has heretofore furnished to Party A the consolidated balance sheet and statements of income, and statements of equity and cash flows of MX Holdings (i) as of and for the fiscal year ended June 30, 2008, reported by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter ending March 31, 2009, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of MX Holdings and its subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(B)                                Since March 31, 2009, no event has occurred which has or could reasonably be expected to have, and no series of events has occurred which in the aggregate has or could reasonably be expected to have, a Material Adverse Effect.

(vii)                           Insurance.  Such party maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that, except for directors and officers insurance, such party may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such party operates.

(viii)                        Material Contracts and Licenses.

(A)                              Exhibit 5(j)(viii)(A) sets forth a list of all Material Contracts as of the date of this Agreement.  To such party’s knowledge, after due inquiry, and without prejudice to any dispute that they may have with any third party, no breach, default or event of default (each as defined in the applicable Material Contract) has occurred and is continuing with respect to any party to any Material Contract.

(B)                                To such party’s knowledge, after due inquiry, such party owns, has the right to use or has the benefit of, all permits, licenses, trademarks, patents, franchises and similar rights with respect to the usage of technology or other property (other than those constituting Governmental Approvals) that are necessary or advisable for the conduct of its business as contemplated herein, except where it could not reasonably be expected to result in a Material Adverse Effect.

(ix)                                Use of Proceeds.  The proceeds of any Loan shall be used solely to satisfy any SG Novation Payments, any Third Party Liquidation Payments and any Third Party Novation Payments, each in accordance with Part 10.

(x)                                   Title and ISDA Security Documents.

(A)                              Such party owns and has good, legal and marketable title to the Collateral purported to be owned by it and covered by the ISDA Security Documents, free and clear of all Liens other than Permitted Liens.

(B)                                Upon the filing of the UCC-1 Financing Statements and the UCC-3 Financing Statement Amendments delivered pursuant to this Agreement, upon the execution of the required control agreements and upon any necessary filings with the United States Patent and Trademark Office, the provisions of the ISDA Security Documents are effective to create, in favor of Party A, a legal, valid and enforceable Lien on all of the Collateral purported to be covered thereby, and all necessary and appropriate recordings and filings have been made in all necessary and appropriate public offices, and all other necessary and appropriate action (including payment of all filing, recording or other fees required in connection with the creation or perfection of such Lien) has been taken, so that each such ISDA Security Document creates a perfected Lien on all right, title, estate and interest of such party in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.

(xi)                                Actions, Suits and Proceedings.  There is no action, suit or proceeding at law or in equity or by, or before, any Governmental Authority or arbitral tribunal now pending or, to such party’s best knowledge, after due inquiry, threatened against or affecting Party B or any Specified Entity of Party B or any of their respective Property which could reasonably be expected to result in a Material Adverse Effect.

(xii)                             Environmental Matters.

(A)                              Such party is not in violation of any Environmental Law except where such violation could not reasonably be expected to result in a Material Adverse Effect.

(B)                                No Hazardous Material has been Used or Released by any Person, at, on, under, or from any part of the properties owned or leased by such party other than in compliance with all applicable Environmental Laws except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(C)                                There are no Environmental Claims pending or threatened in respect of such party, except where such Environmental Claim could not reasonably be expected to result in a Material Adverse Effect.

(D)                               All environmental investigations, studies, audits, tests, reviews or other analysis conducted by or that are in the possession of such party in relation to facts, circumstances or conditions at or affecting Party B or any Specified Entity of Party B have been provided to Party A.

(E)                                 No Liens have arisen under or pursuant to any Environmental Laws on any property of such party, and, to such party’s best knowledge, after due inquiry, no government action has been taken or is in process that could subject any such property to such Liens, and such party will not be required to place any notice or restriction relating to the presence of Hazardous Materials at such property in any deed to the real property.

(xiii)                      Compliance with Applicable Laws.  Such party is in compliance with all Applicable Laws except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(xiv)                     Taxes.  Such party has timely filed or caused to be filed all tax returns, information statements and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such party has set aside or accrued for on its books adequate reserves in accordance with GAAP.

(xv)                        Investment Company Status.  Such party is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(xvi)                     Federal Reserve Regulations.  No part of the proceeds of any Transaction under this Agreement have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

(xvii)                  Nature of Business.  Party B and MX Canada are engaged solely in the purchase and sale of Gas to Customers and other activities necessary in connection therewith.  MX Electric is engaged solely in the purchase and sale of electricity to residential or small commercial end-users of electricity and other activities necessary in connection therewith.  Infometer.com Inc. is engaged in providing consultations and audits with respect to energy supply procurement and improving energy efficiency.  Online Choice is engaged in the commissioned sale of consumer products such as telecom services and satellite TV for homeowners and small businesses (provided that such products may not be sold door-to-door).  The Specified Entities of Party B (other than MX Electric, MX Canada, Infometer.com and Online Choice) are engaged solely in holding Equity Interests in the MX Holdcos, Party B, MX Electric and MX Canada and the performance of their duties and obligations under this Agreement, the other ISDA Documents, the Old Notes Indenture, the Indenture and each other document related thereto.

(xviii)               Disclosure.  Such party has disclosed to Party A all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Offering Memorandum nor any of the other reports, financial statements, certificates, data or other written information furnished by or on behalf of such party to Party A in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided that, with respect to projected financial information, such party represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time, it being recognized by Party A that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such difference may be material.

(xix)                       Securities Accounts.  Such party does not hold any Investments in any securities accounts.

(xx)                          ERISA.  No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(xxi)                       No Defaults. No event of default or potential event of default or, to its knowledge, termination event or potential termination event or any event of similar import (in each case as defined in the applicable agreement) with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Specified Agreement to which it is a party.

(xxii)                    Solvency. Such party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(xxiii)                 Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to Party A and is identified for the purpose of this Part 5(j)(xxiii) in the Schedule is, as of the date of the information, true, accurate and complete in all material respects.

(xxiv)                Payer Tax Representation. Each representation specified in this Schedule as being made by it for  the purpose of this Part 5(j)(xxiv) is accurate and true.

(xxv)                   Payee Tax Representations. Each representation specified in this Schedule as being made by it for the purpose of this Part 5(j)(xxv) is accurate and true.

(xxvi)                Real Property.  Such party does not own any real property.

(k)                                  Further Representations of  the Parties.  Party A, Party B and each Specified Entity of Party B represents to the other party (which representations will be deemed to be represented by each party and each such Specified Entity on each date on which a Transaction is entered into and at all times until this Agreement is terminated) that:

(i)                                 Non-Reliance.   In connection with this Agreement, any Specified Agreement to which it is a party, each Transaction, and any other documentation relating to this Agreement to which it is a party or that it is required by this Agreement to deliver:

(A)                              it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in this Agreement, such Specified Agreement and in any Confirmation;

(B)                                it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction pursuant to this Agreement) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(C)                                it has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Agreement and each Transaction  and is capable of assuming and willing to assume (financially and otherwise) those risks;

(D)                               it is entering into this Agreement, such Specified Agreements, each Transaction and such other documentation as principal, and not as agent or in any other capacity, fiduciary or otherwise; and

(E)                                 the other party is not acting as a fiduciary or financial, investment or commodity trading advisor for it, it being understood that it is not relying on any unique or special expertise of the other party and it is not in any special relationship of trust or confidence with respect to the other party.

(ii)                              Eligible Commercial Entity and Eligible Contract Participant.  It is an “eligible commercial entity” as defined in Section 1a (11) of the Commodity Exchange Act, and it is an “eligible contract participant” within the meaning of Section 1a (12) of the Commodity Exchange Act, as amended by the Commodity Futures Modernization Act of 2000.

(iii)                           Bankruptcy Code.  Without limiting the applicability of any other provision of the U.S. Bankruptcy Code, as amended (the “Bankruptcy Code”), the parties acknowledge and agree that: (a) all Transactions, with the exception of the Loans, entered into hereunder will constitute “forward contracts” or “swap agreements” and this Agreement constitutes a “master netting agreement” as defined in the Bankruptcy Code; (b) each party is a “master netting agreement participant,” a “forward contract merchant” and a “swap participant” as defined in the Bankruptcy Code; (c) the rights of the parties under Sections 5 and 6 of this Agreement will constitute “contractual rights” to liquidate Transactions; (d) any margin or collateral provided under any margin, collateral, security, or similar agreement related hereto, including but not limited to the ISDA Security Documents and any Credit Support Annex, will constitute a “margin payment” or a “settlement payment” as defined in the Bankruptcy Code.

(l)                                     Certain Understandings.  Each party to this Agreement acknowledges that Party A and its Affiliates (collectively, “SET”) will engage in transactions with Party B and certain of Party B’s Affiliates pursuant to this Agreement and the other Specified Agreements. Neither this Agreement nor the other Specified Agreements shall preclude SET from engaging in transactions of a nature like the transactions contemplated by the Specified Agreements with any other Person.  Without limiting the foregoing, each party acknowledges that SET is engaged in, among other things, dealing in fuel, and power and related commodities for its own account in the U.S. wholesale fuel and power markets, and manages positions in fuel and power and related commodities for others.  SET may  (i) take actions under this Agreement and the other Specified Agreements which may be different than the actions SET takes for its own account or for the account of others, even though the circumstances may be the same or similar and (ii) effect transactions with counterparties that are also counterparties to other transactions in fuel and/or power or related commodities with SET or for which SET is acting in an agency capacity.  SET may from time to time take proprietary positions and/or make a market in commodities and/or instruments identical or economically related to the transactions contemplated by the ISDA Documents, or may have an investment banking or other commercial relationship with and access to information from the issuer(s) of financial instruments or other interests underlying such transactions during the term of the ISDA Documents.  SET may also undertake lawful proprietary activities, including hedging transactions related to the initiation or termination of a transaction, that may adversely affect the market price, rate, index or other market factor(s) underlying the transactions contemplated by the ISDA Documents and consequently the value of the transactions contemplated by the ISDA Documents.  Neither this Agreement nor the other Specified Agreements shall limit in any manner the ability of SET to enter into any transaction of any nature with any other Person.  The parties acknowledge that the relationship between SET and Party B and its Affiliates is a commercial and not a fiduciary relationship and that SET is free to pursue its own business interests.

(m)                               Existing ISDA. The parties hereby agree that, on and with effect from the date of this Agreement, the ISDA Master Agreement, dated as of November 10, 2005 (as amended, supplemented, or otherwise modified prior to the date hereof) between Party A and Party B (the “Existing ISDA Master Agreement”) shall be terminated in all respects, and all Transactions (as defined in the Existing ISDA Master Agreement) which remain in effect as of the date hereof shall, from and after the date hereof, be (and shall be deemed to be) Transactions under this Agreement in all respects and for all purposes. In the event of any conflict between the provisions of this Agreement and any Confirmation evidencing an outstanding Transaction originally entered into under the Existing ISDA Master Agreement, the Confirmation will prevail for purposes of such Transaction.

(n)                                 Payments.  Except as otherwise expressly provided herein:

(i)                                     all payments shall be made by Party B to Party A without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Party A not later than 12:00 p.m. New York time on the date due, and funds received after that hour shall be deemed to have been received by Party A on the following Business Day.

(ii)                                  if any payment under this Agreement falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and additional interest,

Financing Fees and Credit Support Fees shall accrue and be payable for the period of any such extension.

(o)                                 Termination of Specified Transactions. Party B shall demonstrate to Party A that all Specified Transactions (and any related master agreements) between Party B or any Specified Entity of Party B and any third party, as set forth on Exhibit 5(o), shall be terminated or novated to Party A within 30 days after the Closing Date.  Party B represents to Party A that no other Specified Transactions will be outstanding as of the Closing Date except those set forth on Exhibit 5(o).

(p)                                 Sub Accounts.  Party B acknowledges and agrees that all funds held in the Party A Sub Account and the Swap Note Sub Account may be commingled with Party A’s funds and Party A shall be entitled to sell, pledge, invest or use the funds held in such accounts, free from claim or right of any nature whatsoever of Party B.  Party A agrees to credit (i) the Party A Sub Account with interest on funds held in such account from time to time at the rate of Overnight LIBOR (calculated on a daily basis) and (ii) the Swap Note Sub Account with interest on funds held in such account from time to time at the Base Rate plus 3% (calculated on a daily basis).  Any such interest payable by Party A to Party B shall be paid monthly on the 10th day of the month occurring after the month in which any such interest accrued and is subject to setoff as otherwise provided herein.

(q)                                 Facility Agent; Holders of ISDA Obligations.  The parties acknowledge that Party A is acting as the Facility Agent (as defined in the Intercreditor Agreement) hereunder.  All references herein to “Party A” shall also be a reference to the Facility Agent.  On the date hereof, Party A is the sole holder of ISDA Obligations (as defined in the Intercreditor Agreement).  The parties acknowledge that from time to time there may be more than one holder of ISDA Obligations.  All actions by Party A hereunder and unless otherwise notified to Party B shall be an action by the Facility Agent and the required holders of ISDA Obligations.

(r)                                    Indemnification.  Except as otherwise expressly provided herein, Party B shall indemnify Party A, its Affiliates, and their respective officers, directors, shareholders and employees (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all reasonably incurred fees, expenses and disbursements of any law firm or other external counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement, any other Specified Agreement, or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby and thereby or the consummation of the transactions contemplated hereby and thereby, (b) any action taken or omitted by Party A under this Agreement or any other Specified Agreement (including Party A’s own negligence), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(s)                                  Increased Costs.

(i)                                     If any Change in Law shall:

(A)                              impose, modify or deem applicable any reserve, special deposit, compulsory transaction, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Party A with respect to this Agreement; or

(B)                                impose on the natural gas market or other relevant market any other condition, cost or expense affecting this Agreement or any Transactions which Party A is obligated to enter into hereunder;

and the result of any of the foregoing shall be to materially increase the cost to Party A of entering into or maintaining any Transaction with Party B or to materially reduce the amount of any sum received or receivable by Party A hereunder or under any other Specified Agreement then, upon request of Party A, Party B will pay to Party A such additional amount or amounts as will compensate Party A for such additional costs incurred or reduction suffered.

(ii)                                  Party A shall provide to Party B reasonable evidence of any Change in Law forming the basis of a claim for payment under Part 5(s)(i) within one year from the effectiveness of such Change in Law; provided, however, that the calculation by Party A of the amount or amounts to compensate Party A as contemplated by Part 5(s)(i), which shall be final and conclusive, absent manifest error, may be provided by Party A to Party B thereafter, and from time to time, based on the nature of such Change in Law; provided, further, that Party B shall not be required to compensate Party A pursuant to this Part 5(s) for any increased costs incurred or reductions suffered more than 12 months prior to the date that Party A notifies Party B of the Change in Law giving rise to such increased costs or reductions and of Party A’s intention to claim compensation therefor.

(t)                                    Survival of Obligations.  Section 9(c) is deleted in its entirety and replaced with the following new Section:

Without prejudice to Sections 2(a)(iii) and 6(c)(ii), any obligations to make payment hereunder, any obligation of either party to indemnify the other pursuant hereto and any obligations under Sections 5 and 6 shall survive the termination of this Agreement or any Transaction.

(u)                                 MX Canada.

(i)                                     Any covenants or representations and warranties undertaken or made by or on behalf of MX Canada under this Agreement shall apply only to MX Canada.

(ii)                                  Notwithstanding Part 12(a)(xi) and Part 13(b)(xiii), Party A and Party B agree that Party B may sell Gas to, and enter into physically and financially settled Gas Swaps and Gas Options with, MX Canada (each such transaction, an “MX Canada Transaction”); provided, however, that MX Canada (with the exception of any transactions outstanding on the Closing Date) shall be subject to the same restrictions and covenants with respect to such transactions and the operation of its business and the same reporting requirements that, in each case, would be applicable to Party B if Party B were entering into such transactions with Party A hereunder, including the covenants set forth in Part 12(a)(viii), (xi), (xii), (xiii), (xiv), and (xvi) and Part 13(b). In addition, any Event of Default or Termination Event with respect to Party B under this Agreement shall be a default with respect to MX Canada under each  MX Canada Transaction.  Concurrently with, and as a condition precedent to, entering into any MX Canada Transaction, Party A and Party B shall enter into back-to-back offsetting Transactions having the same contract quantities, contract price, notional quantities, fixed and floating prices, and remain tenors (in each case as applicable) with respect to such MX Canada Transaction and otherwise on terms satisfactory to Party A in its sole discretion.  Notwithstanding anything herein to the contrary, at no time shall Party B’s potential credit exposure (including the exposure for the value of delivered commodities and the potential mark-to-market exposure on physically and financially settled transactions) to MX Canada, as calculated by Party A, exceed $900,000.

Part 6.           Physical Gas Transactions.

Sub-Annex E to the 2005 ISDA Commodity Definitions (Physically Settled North American Gas Transactions) (the “Gas Annex”) in effect as of the date hereof is incorporated by reference into the Master Agreement and in the relevant Confirmations with respect to Gas Transactions.  All terms in this Part 6 that are not otherwise defined shall have the meaning given to  them in the Gas Annex.

Elective Provisions to the Gas Annex (clause (l) of the Gas Annex):

1.  Section (a)(ii): Outstanding Gas Transactions.  The Gas Annex shall apply to all Gas Transactions outstanding between the parties as of the date the Gas Annex becomes effective.

2.  Section (a)(iii): Outstanding Gas Credit Support Documents.  Outstanding Gas Credit Support held by a party in connection with Outstanding Gas Transactions shall be deemed to have been delivered under and in connection with this Agreement pursuant to clause (a)(iii) of the Gas Annex.

3.  Section (b)(ii): Performance Obligation.  Option A, Cover Standard shall apply.

4.  Section (e): Taxes.  Option A, Buyer Pays At and After Delivery Point shall apply.

5.  Section (f)(ii): Payment Date.  The applicable Payment Date shall be the dates specified in Part 9.

6.  Section (k)(xxii): Alternative to Spot Price Index. The parties have selected the following alternative index as the Spot Price Index:                           . If no index is specified, the Spot Price Index specified in clause (k)(xxi) applies.

7.  Section (m) Notices for Gas Transactions.  As set forth in this Schedule.

8.  Section (n) Other Provisions/Modifications to the Gas Annex.

(i)                                     The following is added to the end of clause (a)(iii):

The parties acknowledge that all representations made in the Schedule, including those pertaining to non-reliance, shall be part of this Gas Annex.  In addition, the parties acknowledge that this Gas Annex is subject to the confirmation process specified in the Schedule, as well as amendments to the Events of Default, including the additional Events of Default specified in Part 1(i)(xi), and the reduction of any grace period for involuntary bankruptcies.

(ii)                                  In clause (k)(vi), the parenthetical on the third line of the definition of Cover Standard is deleted.

(iii)                               Clause (c)(iii) is amended by adding the following sentence at the end thereof:

“For the avoidance of doubt, this clause (c)(iii) shall apply even if the relevant obligation to deliver or receive Gas was excused under the Force Majeure provisions of Section (h) of this Part 6.”

(iv)                              Clause (f)(v) is deleted in its entirety and replaced with the following:

[Reserved]

(v)           The following new clause (f)(vi) is added:

If, at the time the parties enter into a Gas purchase and sale transaction under which one party is to sell Gas to the other, one or more other Gas purchase and sale transactions are outstanding under which such other party is to sell Gas to such first party for delivery during the same Delivery Period and at the same Delivery Point for payment on the same Payment Date, then (subject to Part 5(d)) all such offsetting transactions shall be netted into a single transaction under which (a) the party required to deliver the larger amount of Gas shall deliver to the other party the difference between the amount of Gas it is to deliver and the amount it is to receive under such offsetting transactions, and (b) the party owing the greater purchase price under such offsetting Gas purchase and sale transaction shall pay to the other party the difference between the amount it owes and the amount owed to it under such offsetting transactions.  The single resulting transaction shall be deemed entered into automatically and, once entered into, outstanding obligations under the offsetting transactions shall terminate.  Such netting shall not affect that transaction’s status as a Forward Contract based on the date it was originally entered into.

Part 7.           Gas Purchases and Sales

(a)                                  Gas Purchases.

(i)                                     Party B hereby agrees that Party A shall be its exclusive supplier of (A) Gas with respect to Party B’s sale of Gas to Customers and (B) Gas Swaps and Gas Options to hedge the risks associated with Party B’s sales to Customers.  Party B shall not (except to the extent permitted by Part 13(b)(iii) and Part 5(h)) purchase Gas from, or enter into any Gas Swap, Gas Option or any other Hedging Transaction with, any other party during the term of this Agreement.  Party B will only purchase Gas for sale to Customers and hedge locational basis risk and price risk relating to such sales. Party A hereby also agrees, subject to the terms and conditions set forth herein, that it will sell and deliver Gas to Party B for storage (“Storage Gas”) consisting of (A) actual storage in which Gas is injected into Party B’s storage account with any Transporter and (B) virtual storage as required by any LDC at any LDC Citygate.

(ii)                                  During the term of this Agreement, Party B shall purchase from Party A a minimum of 130,000,000 MMBtus of Gas for physical delivery in accordance with the following schedule:

(A)                              during the first Contract Year, Party B shall purchase a minimum of 39,000,000 MMBtus in the aggregate, excluding any volumes of Gas delivered prior to October 1, 2009;

(B)                                during the second Contract Year, Party B shall purchase a minimum of 44,000,000  MMBtus of Gas in the aggregate; and

(C)                                during the third Contract Year, Party B shall purchase a minimum of 47,000,000 MMBtus of Gas in the aggregate (with respect to each such Contract Year, the “Minimum Gas Quantity”).

If Party A has exercised its right to extend the term of this Agreement, Party B shall purchase a Minimum Gas Quantity of 47,000,000 MMBtus in the aggregate during the fourth Contract Year.

In the event Party B fails to purchase the applicable Minimum Gas Quantity during any Contract Year (including due to the occurrence of an Early Termination Date), Party B shall pay to Party A, on the first Business Day immediately following the last day of such period or (if such failure is due to the occurrence of an Early Termination Date) on the date specified in Section 6 after the occurrence of such Early Termination Date (as the case may be), an amount equal to the then-current Gas Adder multiplied by the positive difference between the Minimum Gas Quantity for such period and the number of MMBtus of Gas  actually purchased by Party B during such period; provided, however, that, for the avoidance of doubt, upon the occurrence of an Early Termination Date, Party B shall pay to Party A such an amount in respect of each such period or partial period that has not yet occurred, including the Extended Term to the extent Party A has not declined its option to extend the term of this Agreement.  Notwithstanding the foregoing and not in limitation of any other amounts that would be payable by Party B hereunder, the parties agree that, if an Early Termination Date occurs as the result of the occurrence of an Additional Termination Event with respect to Party A, Party B shall not be liable for (A) the Gas Adder with respect to any portion of the Minimum Gas Quantity that Party B had not purchased for the Contract Year in which such Early Termination Date occurred and (B) the Gas Adder with respect to the Minimum Gas Quantity in any subsequent Contract Years.  If, in any Contract Year, Party B purchases a quantity of Gas in excess of the Minimum Gas Quantity for such Contract Year, the Minimum Gas Quantity for the next Contract Year shall be reduced by the  amount of any such excess.

(iii)                               Party A will enter into Gas Transactions with Party B to supply Gas at fixed and floating prices to Party B, and Party A will enter into Gas Swaps (including basis swaps) with Party B to enable Party B to (A) hedge the market risk associated with its sales of Gas to its Customers, and (B) to satisfy Party B’s obligations under Part 12(a)(xiv). The parties shall enter into all such Transactions on the terms set forth herein or as otherwise agreed.

(iv)                              Party A  will enter into Gas Options with Party B on the terms set forth herein or as otherwise mutually agreed by the parties to offset (A) the market risk associated with fixed-price sales of Gas by Party B to its Customers, and (B) the market risk associated with the fixed cost of Storage Gas purchased to meet Party B’s delivery and storage obligations.

(b)                                 Contract Price for Gas, Gas Swaps and Gas Options.

(i)                                     Except with respect to Sleeve Transactions (which shall be priced in accordance with Part 7(e)(iii)) and those certain Transactions described in Part 7(b)(ii) and Part 7(b)(iii), the Contract Price(s) for Gas purchased by Party B from Party A pursuant to any Transaction shall be the sum of (A) the Quoted Price(s), plus (B) the applicable Gas Adder.  The fixed and floating prices for any Gas Swaps shall be the applicable Quoted Prices, plus a Gas Adder, if applicable.  Party A hereby agrees that it will provide Quoted Prices for Gas in respect of various Delivery Points to Party B, upon Party B’s reasonable request.  Once Party A has provided Party B with a Quoted Price with respect to a Transaction and Party B has not objected to such Quoted Price when such quote is given, the Quoted Price for such Transaction shall be final and binding.

(ii)                                  For the avoidance of doubt, the Contract Price for any locational basis swap, shall be the Quoted Price and shall not include a Gas Adder; provided, that such purchases shall not be credited toward the Minimum Gas Quantity for any Contract Year.

(iii)                               For day-ahead Gas Transactions (where Party A is selling to Party B or Party B is selling to Party A), where Party B’s relevant Nomination Schedule is delivered by Party B to Party A prior to 8:30 a.m. EPT, the Contract Price for Gas volumes delivered in accordance with such Nomination Schedule shall be shall be the sum of (A) the Gas Daily “midpoint” price for the relevant Delivery Point (as reasonably determined by Party A) plus (B) with respect to sales of Gas by Party A to Party B only, the applicable Gas Adder; provided, that, notwithstanding the foregoing, where the Delivery Point for any such Transaction is Transco Zone 6 in New York, this Part 7(b)(iii) shall not apply and the Contract Price for such Transaction shall be the Contract Price specified in Part 7(b)(i), above.

(iv)                              For the avoidance of doubt, Party A and Party B acknowledge and agree that a Gas Adder shall not be added to amounts payable by Party A under any Transaction.

(c)                                  Price Credits.   For all sales of Gas by Party B to Party A, and for all Gas Swaps that Party A agrees unwind existing positions, Party A will credit to Party B an amount equal to $0.0525/MMBtu in addition to the Quoted Purchase Price(s) for such Transactions; provided, however, that such credit shall not apply to (i) Prompt Month and intra-month Transactions, (ii) locational basis swaps and (iii) sales by Party B to Party A of Gas, the Contract Price of which included the “IT Gas Adder” when originally purchased by Party B.  Once Party A has provided Party B with a Quoted Purchase Price with respect to a Transaction and Party B has not objected to such Quoted Purchase Price when such quote is given, the Quoted Purchase Price for such Transaction shall be final and binding.  The quantity of Gas purchased by Party A from Party B shall be subtracted from the aggregate volume of Gas purchased hereunder during the relevant Contract Year for purposes of determining whether the applicable Minimum Gas Quantity has been purchased by Party B.

(d)                                 Applicability of Gas Adder.  If the fixed price for any Gas Swap includes a Gas Adder, Party B shall not be obligated to pay a Gas Adder with respect to that portion of any Gas Transaction which at the time of determination is  hedged by such Gas Swap.

(e)                                  Sleeve Transactions.

(i)                                     Party B shall have the right to obtain price quotes from third parties for physically settled Gas purchase transactions where Party B would be the buyer of Gas, Gas Swaps where Party B would be the fixed price payer and basis swaps.  Party B may request that Party A enter into any such purchase transaction or Gas Swap with any such third party on the price and, with respect to physical purchase transactions, delivery terms negotiated by Party B; provided, however, that Party A shall be under no obligation to enter into any such transaction with a third party unless Party A is satisfied with such transaction and such third party, in each case as determined by Party A in its sole discretion; and, provided, further, that (A) Party A shall not be obligated in any case to enter into any such third party transactions if the aggregate actual and notional quantities of Gas to be delivered under all such outstanding third party transactions exceed (x) 15bcf in the initial Contract Year, and (y) for each subsequent Contract Year, 25% of the aggregate quantity of Gas delivered to Party B in the prior Contract Year pursuant to the terms of this Agreement, as determined by Party A, and (B) no such third party transaction may have a delivery period, calculation period or settlement date that occurs after the date that is 12 months prior to the maturity date of the Notes.  Notwithstanding the foregoing, Party B will not request that Party A enter into any transaction with a third party in respect of any financially settled Option Transaction.

(ii)                                  Upon Party A’s execution of a transaction with a third party pursuant to Part 7(e)(i) above, Party A and Party B shall be deemed automatically and immediately to have entered into a Sleeve Transaction (as defined below) hereunder.

(iii)                               Contract Price for Sleeve Transactions.  With respect to each Transaction entered into by Party A with Party B that serves as a back-to-back offsetting hedge of a physically settled Gas transaction or a Gas Swap entered into between Party A and a third party pursuant to Part 7(e)(i) (each such transaction between Party A and Party B, a “Sleeve Transaction”), the per MMBtu Contract Price payable to Party B in respect of such Transaction shall be equal to the sum of the following amounts:

(A)                              The relevant per MMBtu price to be paid by Party A to such third party pursuant to the transaction that corresponds to such Sleeve Transaction (the “Base Price”) plus the applicable Gas Adder; plus

(B)                                The total amount of the following costs and expenses to the extent incurred by Party A in respect of the third party transaction and/or in respect of the related Sleeve Transaction divided by the contract quantity associated with each such transaction: brokerage commissions, interest costs for required cash margin, costs associated with other forms of posted collateral  and similar costs and expenses incurred by Party A with respect to the third party transaction and/or the related Sleeve Transaction mutually agreed by the parties.

(f)                                    Gas Transportation and Storage Costs; Taxes.   Party B  agrees to pay all Transportation and Storage Costs relating to Gas delivered.  Party B shall pay and shall be solely responsible for any and all personal property taxes applicable to any Gas held in storage by Party A pursuant to the terms of this Agreement.

(g)                                 Firm Basis.  Unless otherwise specified in a Transaction, all purchases and sales of Gas made under this Agreement shall be made on a Firm basis.

(h)                                 Credit Support To LDCs and Transporters.   Party A agrees to provide Credit Support on behalf of Party B to meet LDC and Transporter credit requirements on terms reasonably acceptable to Party A and relating to the Transactions entered into under this Agreement; provided, however, that Party A shall not be obligated to provide or maintain any such Credit Support on terms and in amounts that are unsatisfactory to Party A, as determined by Party A in its reasonable discretion.  In the event that Party A determines that any Transporter’s or LDC’s credit support requirements are, or have become, unreasonable, Party A will cooperate with Party B in an attempt to amend the credit requirements of the applicable LDC or Transporter.  To the extent that Party A provides Credit Support to any LDC or Transporter, Party B shall (i) reimburse Party A for any Credit Support Amounts actually paid by Party A in accordance with Part 12(a)(xviii), and (ii) pay the applicable Credit Support Fees with respect to the Credit Support Amount in accordance with Part 9(f).

(i)                                     Imbalance Charges.

(i)                                     Notwithstanding anything to the contrary (including clause (c)(iii) of the Gas Annex) and without limitation to Part 5(r) hereof, Party A shall reimburse Party B for, and shall indemnify Party B against and hold Party B harmless from, all Imbalance Charges and other charges, costs and penalties assessed by any LDC or Transporter arising from or in connection with Gas scheduled or delivered by Party A using pipeline capacity that has been released directly or indirectly by Party B to Party A; provided, however, that Party A shall have no obligation to reimburse or indemnify Party B with respect to any Imbalance Charges or any other charges, costs or penalties that are assessed as the direct result of  Party B’s error, negligence or willful misconduct, and Party B shall be solely responsible for, and shall reimburse Party A with respect to, any such Imbalance Charges and any other such charges, costs or penalties.  Both parties shall use commercially reasonable efforts to provide each other with timely notice of any disruption in Gas flow of which such party is aware.

(ii)                                  The parties acknowledge and agree that a party’s obligation to pay, or reimburse the other party for, Imbalance Charges and other charges, costs and penalties assessed by any LDC or Transporter arising from or in connection with Gas scheduled or delivered by Party A using pipeline capacity that has not been released directly or indirectly by Party B to Party A shall be determined utilizing the methodology set forth in clause (c)(iii) of the Gas Annex.

(j)                                     Designated Jurisdictions.

(i)                                     The parties acknowledge and agree that Party A shall have no obligation to supply any Gas (A) to Party B in any jurisdiction not listed on Exhibit 7(j), or (B) with respect to potential Customers served by any LDC that is not listed as an approved LDC on Exhibit 7(j), in each case unless and until Party A (x) has completed a market, regulatory and utility rules review for the applicable jurisdiction and the applicable LDC within such jurisdiction and (y) has provided written notice to Party B that based upon the results of such review Party A is prepared to commence supply of Gas in such jurisdiction and with respect to such LDC.  Party A shall use commercially reasonable efforts to complete a review with respect to any jurisdiction and/or any such LDC in a timely fashion following a written request.  Unless approved by Party A in accordance with this Part 7(j), Party B agrees that it shall be prohibited from entering into transactions with Customers for the supply of Gas in any jurisdiction not listed on Exhibit 7(j), or with respect to any potential Customer served by an LDC that is not listed on Exhibit 7(j) with respect to the jurisdiction in which such potential Customer is located.  Exhibit 7(j) shall be amended from time to time to include any jurisdictions or LDC’s approved by Party A pursuant to this Part 7(j).

(ii)                                  If there is a change in Applicable Law in any Designated Jurisdiction or if a proceeding is initiated against Party A, Party B and/or any LDC, which, in either case, Party A reasonably determines could have an adverse effect on the results of any market, regulatory or utility rules review performed by Party A with respect to a Designated Jurisdiction or an approved LDC, then Party A shall have the right to initiate an additional market, regulations and/or utility rules review with respect to such Designated Jurisdiction or approved LDC (such review, a “Bring Down Review”).

Based on the results of any such Bring Down Review, Party A may amend Exhibit 7(j) to remove any affected LDC or Designated Jurisdiction.

Part 8.           Forecasting, Scheduling, Nomination, Taxes

(a)                                  Forecasting.

(i)                                     Party B hereby agrees that it shall be solely responsible for its own load forecasting.  Party B also agrees that it will cooperate with Party A to modify or improve Party B’s forecasting performance if requested by Party A.  For the avoidance of doubt, Party A will not be responsible for any aspect of Party B’s load forecasting responsibility and Party B shall be responsible for any costs or penalties incurred as a result of any forecasting error.

(ii)                                  Party B shall provide Party A with Party B’s projected Gas needs for daily, monthly, and seasonal periods. Party B shall provide such projections at such times and in such format as may be reasonably requested by Party A.

(b)                                 Gas Nomination; Transportation and Storage Capacity; Release of Transportation and Storage Capacity.

(i)                                     For monthly base load Gas Transactions, Party B will use its best commercial efforts to provide to Party A a Nomination Schedule setting forth Party B’s Prompt Month requirements by the close of business of the 3rd trading day prior to the NYMEX natural gas futures contract expiration day for that month but no later than the close of business on the penultimate NYMEX futures contract expiration day for that month.  For day-ahead Gas Transactions, Party B will use its best commercial efforts to provide Party A with a Nomination Schedule for all of Party B’s day-ahead requirements by 9:00 AM EPT, but no later than 10:00 AM EPT, on the day prior to the day of Gas flow.  For intra-day Gas Transactions, Party B will notify Party A as soon as it is aware of any intra-day Gas requirements and Party A shall satisfy such requirements through the delivery of Storage Gas if reasonably practicable.  Party B may request that Party A satisfy an intra-day Gas requirement without delivering Storage Gas, but Party A makes no guaranty that it can fulfill any such request and Party A shall have no liability if it fails to deliver such Gas under such circumstances.  However, Party B will have the right to request that Party A sleeve an intra-day transaction for the purchase of Gas should Party A be unable to satisfy such intra-day Gas requirement; provided, however, that Party A shall be under no obligation to enter into any such sleeve transaction unless Party A is satisfied with such transaction and with the proposed counterparty, in its sole discretion.  Party A agrees that it will perform all interstate pipeline nominations for Party B based on the Nomination Schedules submitted by Party B in accordance with the terms of this Agreement; provided, that Party B agrees that it will perform all nominations behind LDC Citygates.  The submission by Party B to Party A of a Nomination Schedule shall constitute the agreement by Party B to purchase the quantity of Gas indicated on such Nomination Schedule, as balanced by the relevant LDCs, to satisfy the requirements of  Party B’s Customer Load on the Days to which such Nomination Schedule applies, at the Delivery Points reflected on such schedule.

(ii)                                  Except as otherwise agreed between Party A and Party B, as soon as practicable but in any event no later than 90 days after the Closing Date, Party B will release, or will arrange for the release of, all of Party B’s pipeline transportation and storage capacity on interstate and interprovincial pipelines directly to Party A and will enter into such agreements as Party A may reasonably require (including asset management agreements) to effectuate such release in a manner that is compliant with the requirements of Applicable Law or any relevant Governmental Entity, Transporter and/or LDC.  Party B will provide to Party A instructions regarding such releases of capacity in a timely and efficient manner.  Party B hereby agrees to pay, or to reimburse Party A for, all Transportation and Storage Costs incurred by Party A resulting from Party A’s acceptance of releases of pipeline transportation and storage capacity to serve Party B’s Customer Load.  Upon Party A’s acceptance of the release of any such capacity, Party A shall be responsible for nominating quantities of Gas from the relevant receipt point on such capacity to the relevant Delivery Point or storage location and all storage nominations, and Party A shall make all such nominations in accordance with all applicable tariffs.  Until all pipeline capacity has been released to Party A, Party B and Party A will cooperate to meet Party B’s delivery and Gas storage requirements hereunder in accordance with Applicable Law.

(iii)                               Purchase of Initial Storage Gas.

(A)                              On the effective date of each release of pipeline storage capacity specified in Part 8(b)(ii), Party B shall sell to Party A and Party A shall purchase from Party B all of the Gas then held in storage with respect to such released capacity (all such Gas, the “Initial Storage Gas”).  The purchase price for such Initial Storage Gas (the “Party A Storage Gas Purchase Price”) shall be the weighted average cost per MMBtu of such Gas (the “Initial Storage Gas Per MMbtu Price”) multiplied by the quantity of such Initial Storage Gas each as demonstrated by Party B to Party A’s satisfaction.

(B)                                Party A and Party B agree that the payment by Party A of the Party A Storage Gas Purchase Price for any Initial Storage Gas shall not be due on the Gas Settlement Date of the month following the month such Gas was sold to Party A and shall instead be paid in accordance with Part 8(b)(iii)(C); provided, however, that, to the extent the Party A Storage Gas Purchase Price for any Initial Storage Gas is not paid in full on or before the Gas Settlement Date following the date such Initial Storage Gas was sold to Party A, the outstanding amount of such Party A Storage Gas Purchase Price shall accrue interest at Overnight LIBOR plus 5% from and including such Gas Settlement Date to, but excluding, the date such amount is paid to Party B.

(C)                                On the Gas Settlement Date of the month following the month of delivery of any such Initial Storage Gas to Party B’s customers, Party A shall pay to Party B an amount equal to the sum of (i) the product of the Initial Storage Gas Per MMBtu Price multiplied by the amount of Initial Storage Gas delivered to Party B’s customers in the prior month, and (ii) outstanding accrued interest on such amount, if any; provided, however, that such amount shall be netted against the corresponding payment to be made by Party B to Party A with respect to such deliveries to Party B’s Customers pursuant to Part 9(b). Initial Storage Gas will be deemed Storage Gas for all purposes of this Agreement.  In addition, for purposes of  Part 9(b), any Initial Storage Gas held in storage shall be deemed to be delivered to Party B’s Customers on a first in first out basis prior to any other Storage Gas held in storage and the Contract Price payable by Party B with respect to such Storage Gas shall be the Initial Storage Gas per MMBtu Price multiplied by the quantity of Initial Storage Gas delivered to such Customers, and such Initial Storage Gas shall not be included for purposes of determining compliance with Part 7(a)(ii).

(iv)                              Party A shall have the right to utilize pipeline capacity not utilized by Party A to serve Party B’s Customer Load; provided, however, that such unutilized capacity shall be available at all times to support Party B’s purchases and deliveries of Gas, including on an intra-day basis.  If Party B determines that there is interstate pipeline transportation capacity not required to serve its customer load, and Party B has identified an opportunity to derive market value for such capacity, then Party B may direct Party A to release any such excess capacity to a third party that is not a Specified Entity of Party B; provided, however, that (A) Party A shall only be obligated to release such excess capacity in a manner that is in full compliance with all Applicable Laws including any applicable FERC regulations, (B) Party A shall not be obligated to release any such excess capacity for a term of less than a full month, and (C) Party A shall not be obligated to release any capacity if it reasonably believes that such capacity will be required to serve Party B’s Customer Load.  Party A shall enable Party B to realize, through set-offs or otherwise, the value of any pipeline credits that accrue to Party A’s account in respect of any such releases made in accordance with the foregoing.  Prior to releasing any capacity in accordance with the foregoing, Party A shall have the right to match the market price offered by a third party for such capacity and to purchase such capacity for its own account.  In the event of any such purchase of capacity  by Party A, Party B will not be entitled to any pipeline credits that accrue to Party A in connection with such purchased capacity.  Party A shall have the right to utilize any pipeline capacity that is not used to serve Party B’s customer load and that has not been released to a third party in accordance with this Part 8(b)(iv).  Prior to Party A’s exercise of its right to utilize any such capacity, Party A and Party B will mutually agree to a price to be paid to Party B for such capacity utilization.

(v)                                 At Party B’s direction, Party A shall use its commercially reasonable efforts to acquire transportation capacity at demand charges that are mutually agreed by Party A, Party B and the relevant Transporter.

Part 9.           Payment Terms; Financing Fees; Third Party Credit Support Fees

(a)                                  Gas Payments.  Notwithstanding any provision herein to the contrary, including clauses (f)(i) and f(ii) of the Gas Annex, Party A shall deliver an invoice to Party B for Gas on or about the 10th calendar day of each month beginning in the month immediately succeeding the month of commencement of the term of this Agreement.  Each such invoice shall itemize all amounts owed by Party B for Gas delivered and received during the previous month and all other amounts due to Party A under this Agreement that have accrued in the previous month; provided, however, that any failure by Party A to deliver an invoice to Party B shall not in any way affect Party B’s obligation to pay such amounts or the Due Date for the payment of such amounts. If the actual quantity of Gas delivered is not known by the invoice date, the invoice will be prepared based on the quantity of Gas that was scheduled for delivery in such month.  The invoiced quantity will then be adjusted to reflect the actual delivered quantity of Gas on the following month’s invoice or as soon thereafter as actual delivery information is available. Except as otherwise provided in Parts 9(b), (c), (e) and (f), Party B will pay each invoice on or before the 25th day of the month such invoice is received (the “Gas Settlement Date”); provided, however, that such amounts shall not be considered past due if such amounts are paid to Party A on or before the 10th day of the third month following the month of delivery or accrual, as applicable (each such date, a “Gas Due Date”).

(b)                                 Payments for Storage Gas.  Party B shall pay Party A for Storage Gas and all related charges on the Gas Settlement Date of the month following the month of delivery of such Storage Gas to Party B’s customers; provided, however, that such amounts (other than amounts for Initial Storage Gas, which shall be netted pursuant to Part 8(b)(iii)) shall not be considered past due if such amounts are paid to Party A on or before the 10th day of the third month following the month of delivery to Party B’s customers (each such date, a “Storage Gas Due Date”).  Financing Fees shall accrue on the purchase price for Storage Gas and any related charges from (and excluding) the Gas Settlement Date in the month following the date such Storage Gas is delivered to the relevant LDC for credit to the relevant storage account (the “Storage Financing Commencement Date”) to the date such purchase price is paid.  All Financing Fees with respect to Storage Gas and related charges shall be due and payable on the 10th day of each month, commencing with the first month to occur after the Storage Financing Commencement Date.  Any Storage Gas that has not been delivered to an LDC for delivery to Party B’s customers on or prior to the Termination Date shall be required to be purchased by Party B (a “Required Purchase”) on the Termination Date (the “Required Purchase Date”).  The contract price for Gas to be sold to Party B under a Required Purchase shall be the product of (i) the average Contract Price per MMBtu of the relevant Storage Gas weighted by volume and determined on a “last in last out” basis multiplied by (ii) the outstanding quantity (in MMBtus) of Storage Gas.  Payment for a Required Purchase shall not enjoy extended payment terms.  Accordingly, amounts due and unpaid on the Required Purchase Date shall be immediately overdue if not paid on the Required Purchase Date and shall accrue interest at the Default Rate.

(c)                                  Swap Payments.  Promptly after the end of each Calculation Period for each outstanding Gas Swap, Party A shall deliver to Party B invoices in respect of Gas Swap settlement payments that are due with respect to such Transactions.  Gas Swap settlement payments shall be due on the fifth Business Day after the end of each relevant Calculation Period (the “Gas Swap Settlement Date”); provided, however, that Gas Swap settlement payments due from Party B shall not be deemed past due so long as such payments are made by the Gas Due Date that occurs in the third month following the end of the applicable Calculation Period.

(d)                                 Option Payments.  Unless otherwise required by Party A, the premium payment for Option Transactions will be due on the next Gas Settlement Date after the Option Transaction is entered into; provided, however, that any such premium payment shall not include the Gas Adder or other fees and shall not be deemed past due so long as such payment is made by the Gas Due Date that applies to such Gas Settlement Date.  Settlement payments for exercised Option Transactions shall be subject to the payment terms applicable to the underlying transaction.  For the avoidance of doubt, the Contract Price for Gas delivered pursuant to the exercise of any physically settled Option Transactions and Option Transactions on Gas Swaps will include the relevant Gas Adder.

(e)                                  Financing Fees.  Party B shall pay Financing Fees with respect to all Outstanding Amounts.  Financing Fees shall accrue on each Outstanding Amount from and excluding the Settlement Date or other date on which such Outstanding Amount was originally due for payment and through and including the date such amount is paid; provided, however, that, with respect to the amounts due for Storage Gas, Financing Fees shall accrue in accordance with Part 9(b).  Financing Fees shall be payable monthly in arrears on the 10th day of each month (the “Financing Fee Settlement Date”); provided, however, that Financing Fees shall not be deemed past due so long as such payments are made by the Gas Due Date that occurs in the third month following the applicable Financing Fee Settlement Date.

(f)                                    Credit Support Fees.  With respect to any outstanding Credit Support Amount, Party B shall pay to Party A a Credit Support Fee.  The Credit Support Fee shall be calculated daily and shall be paid monthly in arrears on each Gas Settlement Date; provided, however, that the Credit Support Fee shall not be deemed past due so long as payment is made on or prior to the next occurring Gas Due Date.

Part 10.                    Third Party Close-Outs and Novations; Financing

(a)                                  SocGen Transactions.

(i)                                     On the Closing Date, Party B shall cause SocGen to novate SocGen’s positions under the outstanding Hedging Transactions set forth on Exhibit 10(a)(i) to Party A (the “SG Novated Transactions”). Concurrently with the novation of the SG Novated Transactions, Party A and SocGen shall enter into back-to-back offsetting Hedging Transactions having the same notional quantities, fixed and floating prices and remaining tenors with respect to each SG Novated Transaction and otherwise on terms satisfactory to Party A in its sole discretion (each such back-to-back hedge, a “SG Sleeve Transaction”).  If SocGen requires a payment in exchange for, or as a condition to, executing any novation, Party B shall make such payment to SocGen (such payments, the “SG Novation Payments”).

(ii)                                  On the Closing Date, Party A shall inform Party B of the aggregate mark-to-market exposure that Party A has assumed in connection with the SG Novated Transactions (the “SG Notional Amount”).  In addition to any other payments required to be made by Party B in connection therewith, Party B shall pay to Party A, from and including the Closing Date to and excluding the latest settlement date scheduled to occur with respect to the SG Novated Transactions, a monthly fee (the “SG Exposure Fee”) on the SG Notional Amount.  The SG Exposure Fee for each month and the formula used to calculate each such monthly amount shall be set forth on Exhibit 10(a)(ii). The SG Exposure Fee shall be payable monthly in arrears, on the 10th day of each month (each, an “Exposure Fee Due Date”); provided, however, that each such payment shall not be considered past due if such payment is paid to Party A on or before the 10th day of the third month following the applicable Exposure Fee Due Date.

(iii)                               The parties acknowledge and agree that, in respect of the SG Novated Transactions, (A) the fee paid to Party A pursuant to clause (v) of this Part 10(a) shall be in lieu of any Gas Adder and Sleeve Adder that otherwise would have applied to such Transactions, and (B) the aggregate notional amount of the SG Novated Transactions will be counted toward the Minimum Gas Quantity for the initial Contract Year.

(iv)                              Party B agrees that, to secure its obligations under the SG Novated Transactions, it shall deliver to Party A on the Closing Date cash in an amount equal to that portion of the SG Notional Amount that Party A attributes to the mark-to-market exposure for calculation periods under the SG Novated Transactions that commence more than one calendar year from the Closing Date (each, a “SG Future Calculation Period”).  All such cash shall be held by Party A in the Swap Note Sub Account; provided, however, that, on each Gas Swap Settlement Date following October 31, 2009 and as long as no Default or Potential Termination Event has occurred and is continuing with respect to Party B, Party A shall transfer from the Swap Note Sub Account to the Party A Sub Account an amount equal to the mark-to-market exposure that Party A, in accordance with the preceding sentence, attributed to the SG Future Calculation Period occurring 11 months following such Gas Swap Settlement.

(v)                                 On the Closing Date, and in consideration for Party A entering into the SG Novated Transactions and the SG Sleeve Transactions, Party B shall pay to Party A a fee in an amount equal to  $600,000.

(b)                                 Third Party Transactions.

(i)                                     Within 30 days of the Closing Date, Party B shall either (A) terminate and liquidate or (B) novate to Party A, as the case may be, all of the outstanding Hedging Transactions with third parties that are listed on Exhibit 10(b)(i).  With respect to such transactions on Exhibit 10(b)(i) that Party B elects to terminate and liquidate (such transactions, the “Third Party Transactions”), such terminations and liquidations may result in termination payments to be made by Party B to one or more third-parties at the relevant time of such terminations and liquidations in amounts to be negotiated between each such third party and Party A (such payments, the “Third Party Liquidation Payments”).

(ii)                                  Concurrently with the termination and liquidation of each Third Party Transaction, Party A shall enter into a Hedging Transaction with Party B that corresponds with such terminated Third Party Transaction (each such corresponding transaction, a “Corresponding Third Party Transaction”) having the same notional quantity, floating price and remaining tenor; provided, however, that the fixed price applicable to each such Hedging Transaction shall be the fixed price used to calculate the Third Party Liquidation Payment for the corresponding terminated Third Party Transaction.

(iii)                               With respect to such transactions on Exhibit 10(b)(i) that Party B elects to novate to Party A (the “Third Party Novation Transactions”),  concurrently with the novation of such transactions, Party A and each relevant third party shall enter into back-to-back offsetting Hedging Transactions having the same notional quantities, floating prices and remaining tenors with respect to each Third Party Novation Transaction and otherwise on terms satisfactory to Party A in its sole discretion.  If a third party requires a payment in exchange for, or as a condition to, executing any novation, Party B shall make such payment to the relevant third party (such payments, the “Third Party Novation Payments”).

(iv)                              On the Closing Date, Party A shall inform Party B of the then-current aggregate mark-to-market exposure associated with each transaction listed on Exhibit 10(b)(i) (each, a “Third Party Notional Amount”).  In addition to any other payments required to be made by Party B in connection herewith, Party B shall pay to Party A, from and including the Closing Date, to and excluding the latest settlement date scheduled to occur with respect to each such transaction, a monthly fee (the “Third Party Exposure Fees”) on the relevant Third Party Notional Amount associated with each such transaction; provided, however, that, once a transaction listed on Exhibit 10(b)(i) becomes a Third Party Transaction (i.e., is terminated and liquidated), Third Party Exposure Fees shall cease to accrue on the Third Party Notional Amount attributable to such transaction.  The formula used to calculate all Third Party Exposure Fees shall be set forth on Exhibit 10(b)(iv).  All Third Party Exposure Fees shall be payable monthly in arrears on each Exposure Fee Due Date; provided, however, that each such payment shall not be considered past due if such payment is paid to Party A on or before the 10th day of the third month following the applicable Exposure Fee Due Date.

(v)                                 On and subject to the terms and conditions of this Agreement and to enable Party B to pay any Third Party Liquidation Payments, any SG Novation Payments and any Third Party Novation Payments, Party A shall make one or more loans to Party B (each such loan, a “Loan”) on and after the Closing Date and in amounts equal to any SG Novation Payments, Third Party Novation Payments and/or Third Party Liquidation Payments; provided, that, the commitment of Party A to make any such Loans shall expire on the 30th day following the Closing Date.

(vi)                              Party B agrees that, to secure its obligations and potential obligations under the Third Party Novated Transactions and under the Loans relating to any Third Party Liquidation Payments, it shall deliver to Party A on the Closing Date cash in an amount equal to that portion of the Third Party Notional Amount that Party A attributes to the mark-to-market exposure for calculation periods under the transactions listed on Exhibit 10(b)(i) that commence more than one calendar year from the Closing Date (each, a “Third Party Future Calculation Period”).  All such cash shall be held by Party A in the Swap Note Sub Account; provided, however, that, on each Gas Swap Settlement Date following October 31, 2009 and as long as no Default or Potential Termination Event has occurred and is continuing with respect to Party B, Party A shall transfer from the Swap Note Sub Account to the Party A Sub Account an amount equal to that portion of the Third Party Notional Amount of each such transaction attributed to the Third Party Future Calculation Period occurring eleven months following such Gas Swap Settlement Date.

(vii)                           If Party A and Party B do not agree on a flat fee to be paid by Party B to Party A for entering into the Corresponding Third Party Transactions and the Third Party Novation Transactions, Party B shall pay to Party A the applicable Gas Adder in respect of the notional amounts relating to each such Corresponding Third Party Transaction and each such Third Party Novation Transaction.  The parties further agree that the aggregate notional amounts of the Corresponding Third Party Transactions and the Third Party Novation Transactions shall be counted toward the Minimum Gas Quantity for the initial Contract Year.

(c)                                  Loan Accounting.

(i)                                     Party A shall record in its records the date and amount of each of the Loans and each repayment thereof.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Party B hereunder or under any Promissory Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

(ii)                                  At the request of Party A, the Loans shall be evidenced by Promissory Notes, substantially in the form of Exhibit 10(c)(ii), with appropriate insertions, payable to the order of Party A in a face principal amount equal to the principal amount of the applicable Loan.

(d)                                 Interest.

(i)                                     Party B promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at the applicable rate per annum set forth on Exhibit 10(d)(i) hereto with respect to such Loan; provided, that (A) at any time an Event of Default exists, the applicable rate of interest corresponding to the Loan shall be the Default Rate and (B) any such increase may thereafter be rescinded by Party A.  In no event shall charges constituting interest payable by Party B to Party A exceed the maximum amount or the rate permitted under any Applicable Law, and if any such part or provision of this Agreement is in contravention of any such Applicable Law, such part or provision shall be deemed amended to conform thereto.  Amounts payable as the SG Exposure Fee and Third Party Exposure Fees shall, for the purposes of this clause (i), be considered interest payable on the SG Notional Amount and the Third Party Notional Amount, respectively.  Accordingly, the proviso set forth above shall apply, and shall be calculated on the SG Notional Amount and the Third Party Notional Amount.

(ii)                                  Accrued interest on each Loan shall be payable in arrears on the 10th day of each month during the term of this Agreement; provided, however, that each such payment shall not be considered past due if such payment is paid to Party A on or before the Gas Due Date that relates to the Gas Settlement Date that occurs during the month such payment was originally due.  After maturity and at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash and on demand at the rates specified in Part 10(d)(i).

(e)                                  Loan Prepayments.  Party B may not make any prepayment on any Loan hereunder.

(f)                                    Loan Repayments.  The Loans shall be paid at the times and in the amounts set forth on Exhibit 10(d)(i) attached hereto.  Notwithstanding the foregoing, the outstanding principal balance of the Loans shall be paid in full on their respective Maturity Dates; provided, however, that each such payment shall not be considered past due if such payment is paid to Party A on or before the Gas Due Date that relates to the Gas Settlement Date that occurs during the month such payment was originally due.

(g)                                 Manner of Funding; Alternate Funding Offices.  Notwithstanding any provision of this Agreement to the contrary, Party A shall be entitled to fund and maintain its funding of all or any part of the Loans at its sole discretion.  Party A may, if it so elects, fulfill its commitment to make any Loan by causing any Affiliate of Party A to make such Loan; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by Party A and the obligation of Party B to repay such Loan shall nevertheless be to Party A and shall be deemed held by it, to the extent of such Loan, for the account of such Affiliate.

(h)                                 Loans Generally.  The parties agree that all Loans by Party A to Party B hereunder shall be deemed Transactions entered into under this Agreement.

(i)                                     Security Interests and Collateral.  Simultaneously with the novation or liquidation of transactions under Part 10(a) or Part 10(b), Party B shall cause SocGen or the applicable third party to such transaction to (A) assign to Party A any security interest held by SocGen or such third party (in any capacity) in any assets owned by Party B or any Specified Entity of Party B, including any transactions or agreements between Party B and any Customer of Party B; and (B) transfer any existing collateral securing such transactions held by SocGen or such third party (to the extent such collateral was not liquidated in connection with the close-out and liquidation of such transactions).

Part 11.                    Collateral Accounts; Payments

(a)                                  General.  Party B as to itself as set forth below, each Specified Entity of Party B and Party B in respect of each of its Specified Entities, agrees with Party A that, until the Discharge of ISDA Obligations, Party B shall establish and maintain only the accounts described in this Part 11 and shall release funds or request release of funds from such accounts only as permitted by this Part 11 (except for the Escrow Account, which shall not be subject to the limitations set forth herein).

(b)                                 Lockbox Accounts.

(i)                                     Party B represents and warrants that the following bank accounts are the sole bank accounts utilized by Party B to receive funds from LDCs and other payers (each a “Lockbox Account”):

(A)                              Account Number: 2000008695512 in the name of : Party B; Institution: Wachovia

(B)                                Account Number: 2000001122095 in the name of : Party B; Institution: Wachovia

(C)                                Account Number: 20000018007530 in the name of : Party B; Institution: Wachovia

(D)                               Account Number: 20000030372793 in the name of : Party B; Institution: Wachovia

(E)                                 Account Number: 2000011662367 in the name of : Party B; Institution: Wachovia

(F)                                 Account Number: 200003894582 in the name of : Party B; Institution: Wachovia

(G)                                Account Number: 0189-2398262 in the name of : Party B; Institution: Huntington

Each Lockbox Account shall be in the name of Party B and shall each, at all times, be under the control of Party A.  In order to give effect to the foregoing, Party A, Party B and each Institution set forth above shall enter into an Account Control Agreement substantially in the form of Exhibit 11(b)(i)(A) and Exhibit 11(b)(ii), as the case may be, on the Closing Date.

(ii)                                  Party B and each Specified Entity of Party B shall cause all payments due to it of any nature to be paid directly into one or more Lockbox Accounts.  If Party B or any Specified Entity of Party B receives any funds directly in contravention of the preceding sentence, it shall immediately deposit such funds in a Lockbox Account.

(iii)                               As of the close of business on each Business Day, all funds in each Lockbox Account shall be transferred in accordance with the applicable Account Control Agreement to the Party A Sub Account.

(c)                                  Operating Account.

(i)                                     Party B shall identify to Party A or establish the Operating Account on or before the Closing Date at Wachovia.  The Operating Account shall be in the name of Party B and shall, at all times, be under the control of Party A.  In order to give effect to the foregoing, Party A, Party B and Wachovia shall enter into the Wachovia Control Agreement substantially in the form of Exhibit  11(b)(i)(B) on the Closing Date.

(ii)                                  Only amounts transferred from the Party A Sub Account may be deposited in the Operating Account.

(iii)                               Funds in the Operating Account shall be released solely for the following purposes and in the following order of priority:

(A)                              first, for the payment of Taxes, provided that, no less than two Business Days prior to the proposed release of funds, Party A shall have received a certificate of a Responsible Officer stating the amount of such Taxes and the jurisdiction to which such Taxes are owed; and

(B)                                second, for working capital expenses (other than amounts payable to Party A) required for the next week, provided that, not less than two Business Days prior to the proposed release of funds, Party A shall have received a certificate of a Responsible Officer, acceptable to Party A in its sole discretion, stating the amount to be made available to Party B and that such amount shall be used solely to pay working capital expenses contemplated by the then current Budget (as amended from time to time in accordance with Part 12(a)(xiii)) and that, after giving effect to the expenditure of the funds released, Party B’s forecasted aggregate expenditures for the then current month and any subsequent month shall not exceed 110% of the forecasted aggregate expenditures for the then current month and any subsequent month covered by the then current Budget determined on a month to month basis.

(iv)                              Not later than the fifth Business Day of each month, a Responsible Officer shall deliver a certificate to Party A (which certificate shall be acceptable to Party A in its sole discretion) stating the balance of the Operating Account as of the first Business Day and as of the last Business Day of the immediately preceding month and confirming that all payments from the Operating Account during such month were in accordance with the then current Budget.

(d)                                 Party A Sub Account.  The Party A Sub Account shall be in the name of Party A.  Funds in the Party A Sub Account shall be released in the following order of priority:

(A)                              first, to the payment of all amounts payable under this Agreement on account of Party A’s fees and any legal fees, costs, and expenses (including Imbalance Charges) or other liabilities of any kind incurred by Party A in connection with this Agreement (including the Reimbursement Obligation);

(B)                                second, to any amount payable to Party A that is at such time overdue and for which Party B is incurring a default rate of interest (including all payments for which the Due Date has occurred without payment in full);

(C)                                third, to the payment of any amount due (whether for principal or interest) on the Loans and any SG Exposure Fee and Third Party Exposure Fees, in each case, where the related Gas Swap Settlement Date has occurred;

(D)                               fourth, to the payment of any other amount due where the related Settlement Date has occurred;

(E)                                 fifth, to fund the dividend or distribution of amounts necessary to make intercompany loans to MX Electric or MX Canada permitted hereunder;

(F)                                 sixth, to the Operating Account, in the amounts determined in accordance with clause (c)(iii) of this Part 11;

(G)                                seventh, to pay any amount due and payable pursuant to a Required Purchase and to pay any other amount required for the Discharge of ISDA Obligations;

(H)                               eighth, if funds are to be used for any other purpose, such funds shall be released only upon the approval of Party A; and

(I)                                    ninth, after the Discharge of ISDA Obligations, to Party B.

Party A shall apply any and all amounts due to Party A from funds in the Party A Sub Account from time to time and in the order of priorities set forth above.

(e)                                  Swap Note Sub Account.  The Swap Note Sub Account shall be in the name of Party A.  Funds in the Swap Note Sub Account (other than any funds deposited pursuant to Part 13(a)(x)(F)) shall be transferred to the Party A Sub Account as provided in Part 10(a)(iv) and Part 10(b)(vi).  Any funds in the Swap Note Sub Account deposited pursuant to Part 13(a)(x)(F) shall be released in the following order of priority:

first, to pay any amount required for the Discharge of ISDA Obligations that has not been satisfied in full from funds deposited in the Party A Sub Account and released in accordance with clauses (d)(A) through (G), inclusive; and

second, after the Discharge of ISDA Obligations, to Party B.

Party A shall apply any and all amounts due Party A from funds in the Swap Note Sub Account from time to time in the accordance with the above.

(f)                                    Replacement Custodial Account.  If at any time The Royal Bank of Scotland plc’s Credit Rating falls below BBB- from S&P or Baa3  from Moody’s, then Party B may require that Party A transfer the Party A

Sub Account and the Swap Note Sub Account to a Qualified Custodian pursuant to a custodial agreement in form and substance acceptable to Party A.  For the avoidance of doubt, following any such transfer of the Party A Sub Account and the Swap Note Sub Account, the terms of such custodial agreement governing the disbursement of funds from such transferred accounts shall be consistent with Part 11(d) and Part 11(e), respectively.

(g)                                 Other Accounts.

(i)                                     Party B and each Specified Entity of Party B (other than MX Electric (as permitted pursuant to the terms of the other Master ISDAs)) shall have no accounts other than the Lockbox Accounts, the Operating Account, the accounts described in this Part 11(g) and the Escrow Account, and shall not release funds or request release of funds from such accounts other than as permitted by this Part 11 (except for the Escrow Account, which shall not be subject to the limitations set forth herein).

(ii)                                  Party B maintains a payroll account at Citibank, NY (Account Number: 22416285).  Within 30 days of the Closing Date, Party B, Party A and Citibank, NY shall have entered into a control agreement, in form and substance satisfactory to Party A, permitting Party A to direct the disposition of such account upon notice to Citibank, NY.

(iii)                               MX Canada maintains an account at Royal Bank of Canada, Toronto (Account Number 1329788).  Within 30 days of the Closing Date, Party B, MX Canada and Royal Bank of Canada, Toronto shall have entered into an agreement, in form and substance satisfactory to Party A, permitting Party A to direct the disposition of such account upon notice to Royal Bank of Canada, Toronto.

(iv)                              MX Holdings maintains brokerage accounts at Morgan Stanley, New York (Account Number 796011175002) and Deutsche Bank Securities, Inc., New York (Account Number: 61619603).  The only assets in such accounts are Old Notes held by MX Holdings that shall be canceled on the Closing Date.  MX Holdings shall not hold any other assets in such accounts.  Promptly following the Closing Date, such accounts will be closed.

(v)                                 With respect to the account of Bill Matrix, Inc. (“Bill Matrix”) at The Bancorp Bank, Delaware (Account Number 2421002170) maintained for the benefit of Party B, Party B will (A) deliver to Bill Matrix, on or before the Closing Date, a payment direction letter acceptable to Party A instructing Bill Matrix to continue making all payments directly to a Lockbox Account, (B) deliver to Bill Matrix, as soon as practicable after the Closing Date, but in no event more than 30 days thereafter, a payment direction letter acceptable to Party A giving Bill Matrix irrevocable instructions to continue making payments directly to a Lockbox Account and directing Bill Matrix to only accept changes to such payment instructions from Party A (and will use commercially reasonable efforts to obtain Bill Matrix’s signed agreement to obey such instructions) and (C) use commercially reasonable efforts to enter into arrangements satisfactory to Party A with respect to such account that will have the effect of protecting Party B’s assets in such account from credit exposure to Bill Matrix, which arrangements may include an agreement among Party B, Bill Matrix and The Bancorp Bank, Delaware granting Party B control over such account and converting such account to a segregated account.

(vi)                              Party B maintains an institutional money market account at Evergreen Investments (Account Number 400007559).  Within 30 days of the Closing Date, Party B, Party A and Evergreen Investments shall have entered into a control agreement, in form and substance satisfactory to Party A, permitting Party A to direct the disposition of such account upon notice to Evergreen Investments.

(h)                                 Documentation.  Party B shall provide such documents in respect of the accounts described in this Part 11 (other than the Escrow Account) and their establishment and maintenance as Party A shall from time to time reasonably request.

(i)                                     Certificates.  Each certificate to be delivered by a Responsible Officer pursuant to this Part 11 shall include a statement that no Default or Potential Termination Event shall have occurred and is continuing both before and after giving effect to the release of funds contemplated by such certificate.  Funds shall not be released unless such statement is included in the applicable certificate.

(j)                                     Investments.  Amounts in the Operating Account may be invested by Party B in Permitted Investments described in clauses (i) through (iii) of the definition thereof.  Any losses attributable to the investment of amounts in such accounts shall not limit or modify the obligation of Party B to make any payments required to be made to Party A under this Agreement.

Part 12.                    Affirmative Covenants

(a)                                  Each Specified Entity of Party B, Party B in respect of each of its Specified Entities and Party B with respect to itself agrees with Party A that, at all times prior to the Discharge of ISDA Obligations:

(i)                                  Existence; Conduct of Business.  Such party shall preserve and maintain (A) its legal existence as a corporation, limited liability company, partnership or other similar entity, as applicable, in good standing under the laws of the jurisdiction of organization, (B) its qualification to do business in each other jurisdiction where such qualification is required, except to the extent that failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (C) all of its licenses, rights, privileges and franchises necessary for the maintenance of its existence and its qualification to do business, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

(ii)                               Payment of Obligations and Tax Filings.  Such party shall:

(A)                              file all Tax returns that are required to be filed and pay all of its obligations, including liabilities for Taxes, except where (i) (x) the validity or amount of such payment is being contested in good faith by appropriate proceedings and (y) such party has accrued for or set aside on its books adequate reserves with respect to such payment in accordance with GAAP and (ii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(B)                                deliver to Party A all tax forms and other documents necessary to permit Party A to both receive payment made by such party, and confirm that all payments made by such party shall be received free of withholding tax or deduction or stamp, registration or similar tax.

(iii)                            Insurance.  Such party shall maintain the types of insurance set forth on Exhibit 12(a)(iii) and, upon request by Party A, such other insurance as is customary for entities in the same industry, and with reputable and financially sound carriers.  The policies for each type of insurance will be issued by insurers, and have such terms and conditions, as are and remain satisfactory to Party A.  Such party shall cause all such insurance to name Party A as an additional insured and/or loss payee, as appropriate, and to provide that no cancellation, change in amount or change in coverage shall be effective without 30 days’ prior written notice thereof to Party A.

(iv)                           Books and Records; Inspection Rights; Accounting and Accounting Matters.

(A)                              Such party will keep proper books and records in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP.  Such party will permit Party A or any representative thereof, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that in the case of any visit by Party A other than when

Default or Potential Termination Event has occurred and is continuing, Party A shall be required to provide not less than three Business Days notice of its intent to inspect and such inspections shall occur during normal business hours.

(B)                                Such party shall authorize the Auditor (whose fees and expenses shall be for the account such party) to communicate with the officers and designated representatives of Party A from time to time upon reasonable prior notice to such party, as applicable.

(v)                              Notices of Material Events; Environmental Matters.  Such party will furnish written notice of each of the following events, occurrence and conditions to Party A:

(A)                              the occurrence of any Default or Potential Termination Event, promptly following the occurrence thereof;

(B)                                (1) the filing or commencement of any action, suit or proceeding or the assertion of any Environmental Claim by or before any arbitrator or other Governmental Authority against or affecting such party, and the occurrence of any material adverse event in the course of any such action, suit or proceeding, or (2) any other circumstance, act, or condition with respect to the adoption, material amendment, interpretation, or repeal of any Applicable Law relevant in any material respect to the transactions contemplated by this Agreement or the Impairment of any Governmental Approval or notice (whether formal or informal, written or oral) or the failure of such party to comply with the terms and conditions of any Governmental Approval related to the transactions contemplated by this Agreement, promptly following the occurrence thereof, in each case, except to the extent that could not reasonably be expected to result in a Material Adverse Effect; and

(C)                                as promptly as possible and in any event within three Business Days after a Responsible Officer of such party has knowledge of any development or circumstance that results in, or could reasonably be expected to result in, a Material Adverse Effect, an event of force majeure or action by a Governmental Authority adverse to such party.

Each notice delivered under this Part 12(a)(v) shall be accompanied by a statement of a Responsible Officer of such party setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.  In addition, such party shall, promptly upon request therefor, furnish such other environmental reports as Party A may reasonably request.

(vi)                           Financial Statements and Related Information.  Party B will furnish to Party A (with one hard copy and, if reasonably available, a copy in electronic format), in respect of itself, MX Holdings and MX Electric (each a “Reporting Company”) (on a consolidated basis):

(A)                              (1) with respect to MX Holdings, audited annual financial statements within 90 days after the end of each fiscal year and setting forth, in comparative form, the corresponding figures for the preceding fiscal year, accompanied by (x) an opinion thereon of the Auditor (without a “going concern” or like qualification or exception as to the scope of such audit) and (y) a certificate of a Responsible Officer of such Reporting Company, in each case, to the effect that said financial statements present fairly in all material respects the financial position and results of operations as at the end of, and for, such fiscal year in accordance with GAAP, and (2) with respect to itself and MX Electric, unaudited annual financial statements in a form and format agreed to by the parties, but in any event including gross revenues, gross profits, margin contributions (including allocation of sales and marketing expense) and a balance sheet presented in a manner consistent with prior practice, within 90 days after the end of each fiscal year and setting forth, in comparative form, the corresponding figures for the preceding fiscal year, accompanied by a certificate of a Responsible Officer of such Reporting Company to the effect that said financial statements present fairly in all material respects the financial position and results of operations as at the end of, and for, such fiscal year;

(B)                                (1) with respect to MX Holdings, unaudited quarterly financial statements within 45 days after the end of each of the first three fiscal quarters and within 60 days after the end of the fourth fiscal quarter, for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet as at the end of such period, setting forth in each case, in comparative form, the corresponding figures for the corresponding period of (or in the case of the balance sheet, as of the end of) the preceding fiscal year, accompanied by a certificate of a Responsible Officer of such Reporting Company, which certificate shall state that said financial statements present fairly in all material respects the financial position and results of operations of such Reporting Company in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments), said quarterly financial statements for the fourth fiscal quarter to be accompanied by the unaudited annual financial statements for the fiscal year without the notes thereto, and (2) with respect to itself and MX Electric, unaudited quarterly financial statements in a form and format agreed to by the parties, but in any event including gross revenues, gross profits, margin contributions (including allocation of sales and marketing expense), within 45 days after the end of each of the first three fiscal quarters and within 60 days after the end of the fourth fiscal quarter, for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet as at the end of such period presented in a manner consistent with prior practice, setting forth in each case, in comparative form, the corresponding figures for the corresponding period of (or in the case of the balance sheet, as of the end of) the preceding fiscal year, accompanied by a certificate of a Responsible Officer of such Reporting Company, which certificate shall state that said financial statements present fairly in all material respects the financial position and results of operations of such Reporting Company, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(C)                                concurrently with any delivery of financial statements under clause (A) or (B) of this Part 12(a)(vi), a certificate of a Responsible Officer of each Reporting Company (1) certifying as to whether a Default or Potential Termination Event has occurred and, if a Default or Potential Termination Event has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (2) setting forth in reasonable detail the calculation of Adjusted Consolidated Tangible Net Worth as of the end of the immediately preceding fiscal quarter and (3) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements of such Reporting Company for the immediately prior fiscal year and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(D)                               concurrently with the delivery of the financial statements under clause (A) of this Part 12(a)(vi), a discussion and analysis by the management of Party B of the business and operations through the end of the fiscal year covered by such financial statements, including a discussion and analysis with respect to (1) compliance with Environmental Law, (2) a statement of all transactions in such period between Party B and any of its Interested Persons or stockholders (other than transactions between Party B or any of its Subsidiaries), including a certification by a Responsible Officer of Party B that such transactions were on ordinary commercial terms negotiated on an arm’s length basis and that each such transaction was at least as favorable to such Party B as the terms available from independent third parties, and (3) a comparison of the results of operations of Party B for the relevant period to the operating Budget for the same period, together with an explanation of any material variation therefrom; and

(E)                                 as soon as available and in any event within forty (40) days after the end of each month (including the last month of Party B’s fiscal year), Party B will deliver the consolidated balance sheet of Party B, as at the end of such month, and the related consolidated statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current fiscal year of Party B to the end of such month.

(vii)                        Miscellaneous Notices and Reports.  Party B will furnish to Party A with respect to Party B and each Specified Entity of Party B:

(A)                              promptly, notice of any change in the Responsible Officers of Party B or any such Specified Entity, including certified specimen signatures of any new officer so appointed an, if requested by Party A, satisfactory evidence of the authority of each such new officer;

(B)                                promptly after Party B’s or any Specified Entity of Party B’s receipt thereof, a copy of any management letter received by Party B or any such Specified Entity from the Auditor in relation to its financial, accounting and other systems, management or accounts;

(C)                                promptly after Party B’s or any such Specified Entity’s receipt thereof, a summary including all relevant information of any material notices and material documents or information received by Party B or any such Specified Entity with respect to any Material Contract (including any notice or other document relating to a failure by Party B or any such Specified Entity to perform any of its covenants or obligations under such Material Contract);

(D)                               not later than the fifth Business Day following the end of each month, an updated monthly (i) accounts receivable aging report for each month during the term of this Agreement (with an estimate of associated taxes due), (ii) churn report, (iii) statement of accrued unbilled accounts receivable, (iv) estimated amount of imbalances with LDCs and Transporters, and (v) an information matrix for each Designated Jurisdiction in which Party B or such Specified Entity is marketing, which matrix will show the number of Customers, monthly throughput, pricing structure, margin per unit per pricing structure and average sales;

(E)                                 upon Party A’s request and in a manner and format determined by Party A in its sole discretion, the individual Customer detail transaction history of charges and payments to support the general ledger and aged receivables information contained in any financial statements and reports furnished by Party B or any such Specified Entity to Party A;

(F)                                 upon Party A’s request, any information required to calculate the Collateral Coverage Ratio;

(G)                                upon Party A’s request, any information required to calculate the weighted average tenor of all of Party B’s and each such Specified Entity’s commodity obligations;

(H)                               not later than the fifth Business Day following the end of each month, a monthly compliance certificate in substantially the form of Exhibit 12(a)(vii)(H) hereto, or as otherwise agreed by Party A and Party B;

(I)                                    not later than the fifth Business Day following the end of each month, a monthly data file download showing the name of each LDC that has delivered Gas to Party B or it’s Customers and a list of Customers (if any) that are billed directly by or on behalf of Party B; and

(J)                                   promptly following any request therefor, such other information regarding the material operations, business affairs and financial condition of Party B or any Specified Entity of Party B as Party A may reasonably request.

(viii)                     Accounts Receivable.

(A)                              Party B shall provide or cause to be provided written instructions to all ISOs and LDCs and other payers of accounts receivable, which instructions may not be revoked without the written consent of Party A, directing all such payers to cause any and all amounts payable to Party B to be paid directly into a Lockbox Account.

(B)                                Party B shall take any actions as may be reasonably requested by Party A in order to ensure that Party A is satisfied with Party B’s accounts receivable and arrangements with Customers and LDCs including payment directions.

(ix)                             Compliance with Laws.  Party B and each Specified Entity of Party B shall comply with all Applicable Laws, including Environmental Laws, and shall from time to time obtain and renew, and shall comply with, all Governmental Approvals as shall now or hereafter be necessary for Party B and each Specified Entity of Party B to comply with such Applicable Laws, except any such Applicable Laws or Governmental Approvals, the failure to obtain, renew or comply with, could not reasonably be expected to result in a Material Adverse Effect.

(x)                                Maintenance of Lien.  Party B and each Specified Entity of Party B shall take, or cause to be taken, all action required or desirable to maintain and preserve the Liens created by the ISDA Security Documents and the priority thereof.  Party B and each Specified Entity of Party B shall from time to time execute or cause to be executed further instruments (including financing statements, continuation statements and similar statements with respect to any ISDA Security Document) reasonably requested by Party A for such purposes.  Party B and each Specified Entity of Party B shall promptly discharge, at Party B’s and each such Specified Entity’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

(xi)                             Hedging.  Party B and each Specified Entity of Party B shall not enter into or maintain any Hedging Transactions, other than the Hedging Transactions with Party A contemplated by the terms of the Master ISDAs.

(xii)                          Exposures to LDCs, ISOs and Transporters.  If Party A has notified Party B that Party B’s exposure to one or more LDC(s), ISO(s) or Transporter(s) exceeds Party A’s then current individual or aggregate exposure limit for such LDC(s), ISO(s) or Transporter(s) (as determined by Party A from time to time in its sole discretion), Party B and any such Specified Entity shall (A) within five (5) Business Days, provide Party A with a written plan to reduce Party B’s credit exposure to such entity to the extent required by Party A within nine months, (B) reduce or mitigate Party B’s exposure to the relevant entity to the extent required by Party A within nine months and (C) immediately cease any activity that would have the effect of increasing (or potentially increasing) Party B’s credit exposure to such entity.

(xiii)                       Budgets.

(A)                              On an annual basis, but no later than 30 days prior to the end of each fiscal year, Party B will deliver to Party A a reasonably detailed proposed budget for the following fiscal year, which shall include projected consolidated statements of cash flows and projected statements of income and expense on a monthly basis.  Within 30 days of receipt of the proposed budget, Party A shall either approve the proposed budget, in which case the proposed budget shall be the budget for the following fiscal year, or deliver to Party B a statement setting forth objections to the proposed budget.  In the event that Party A objects to the proposed budget, Party B shall, to the extent it accepts the objections, revise the proposed budget to the extent necessary to satisfy the objections and, to the extent it does not accept the objections, prepare a written statement of the reasons why it does not accept some or all of the objections.  Party B shall deliver to Party A, to the extent applicable, the revised proposed budget and the written statement concerning the objections.  Party B shall also make such further submissions relating to the proposed budget to Party A as may be requested by Party A.  The revised budget shall become the budget for the following fiscal year at such time as it is approved by Party A.  Pending such acceptance, the budget for the following fiscal year shall be the budget that was applicable for the prior fiscal year.

(B)                                On a monthly basis, but not later than 10 days prior to the end of each month, Party B will deliver to Party A an updated monthly budget for the next succeeding month, accompanied by updated projected budgets for the immediately following two months.  Each such budget shall (1) be prepared in good faith and based on reasonable assumptions, (2) be prepared on a basis consistent with the operating budget delivered for such calendar year and the budget delivered in respect of the preceding month, and shall reconcile any material differences from such budgets, (3) provide for the timely payment of all obligations to Party A under this Agreement, (4) not project any expenditures greater than projected cash flows, (5) provide for the timely payment of all Taxes, including all federal, provincial and local withholding taxes, all sales and use taxes and all gross receipts taxes and (6) be satisfactory to Party A in its reasonable discretion as a creditor of such Specified Entity.

(xiv)                      Matched Trading Book.  Except to the extent set forth on Exhibit 12(a)(xiv) hereto, Party B shall maintain a matched trading book such that at all times (1) each sale by Party B of a quantity of Gas at a fixed forward price is hedged by a Gas Swap or Gas Transaction maintained by Party B with Party A pursuant to this Agreement in respect of an equal notional quantity of Gas (unless Party A determines that a lower notional quantity is appropriate to take into account such factors as Party A’s forecast of Party B’s Customer attrition/churn, storage supply, or forecast modifications), with a lower fixed forward price and (with respect to Gas Swaps) with a floating price index that reasonably hedges the market price of Gas at the relevant Delivery Point of such sale, all as reasonably satisfactory to Party A and (2) for any floating price purchase by Party B of a quantity of Gas, there is a floating price sale of an equal quantity of Gas by Party B at the same Delivery Point and with a higher floating sale price based on the same pricing index used in the corresponding floating price purchase.

(xv)                         Adjusted Consolidated Tangible Net Worth.  MX Holdings shall at all times maintain an Adjusted Consolidated Tangible Net Worth of at least $60,000,000 (calculated in accordance with GAAP).

(xvi)                      Access to Records and Billing Systems.  Such party will provide Party A with access (remote or otherwise) to such party’s records and billing systems as part of ongoing review and audit procedures of Party A.  Within six months of the Closing Date (and from time to time, as requested by Party A), such party shall provide Party A with copies of all of such party’s information technology infrastructure systems (including, without limitation, billing systems) required to realize the value of all customer contracts and required associated licenses (at no cost to Party A and updated as necessary from time to time) so that Party A can operate such party’s business in the event of a foreclosure by Party A pursuant to the terms of this Agreement and the other ISDA Documents.  As an alternative to the foregoing, Party A may agree in writing to an arrangement where such party provides Party A and its personnel with control of such party’s operations through access to, and control of, such party’s disaster recovery facilities in the event of a Default or Potential Termination Event hereunder or under the other Master ISDAs.  Party A acknowledges the confidential nature of such information technology infrastructure and in no event shall Party A disclose to or share with any third parties any of such information technology infrastructure without the express written consent of Party B.

(xvii)                   Novation or Termination of Certain Transactions.  Party B and MX Electric shall use commercially reasonable efforts to novate or terminate all transactions underlying the Indebtedness permitted by clause (iii) of the definition of “Permitted Indebtedness” set forth in Part 14 as promptly as practicable, but in any event within 30 days of the Closing Date.

(xviii)                Reimbursement Obligation.

(A)                              In the event (a) that Party A or any other Person on behalf of Party A performs any obligation of Party B to a LDC, Transporter or any other third party (it being understood that nothing in this clause (a) shall be construed to require any such performance by Party A) or (b) that any payment, disbursement or performance under any Credit Support has been made to any LDC, Transporter or any other third party, in either case (whether or not the obligations secured thereby are now or hereafter existing), Party B shall, within one Business Day of a written demand therefor made by Party A, (i) in the case of clause (a), pay to Party A an amount, as reasonably calculated by Party A, equal to the total amount it will cost Party A or such other Person on behalf of Party A to perform such obligation; (ii) in the case of clause (b), pay to Party A all amounts paid or disbursed under any Credit Support and (iii) pay to Party A any other cost or expense of any nature reasonably incurred by Party A (including any taxes and reasonable attorneys’ fees and expenses) in connection with the foregoing (including any such taxes, costs and expenses incurred by Party A to third parties that issue Credit Support) (collectively, the “Reimbursement Obligation”).  Interest shall be payable on the Reimbursement Obligation from the date of payment by Party A or such other issuer of Credit Support to the beneficiary until payment by Party B in full at the applicable rate which would be payable on any Outstanding Amounts which were then overdue.  The Reimbursement Obligation hereunder is unqualified, unconditional and absolute and is irrespective of whether Party A is the issuer of Credit Support and, in the case of clause (a), upon any such performance by Party A.

(B)                                In addition to, and without in any way limiting the foregoing:

(1)                                  Party B’s obligations under this clause (xviii) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which Party B or any Specified Entity of Party B may have or have had against Party A, any issuer of Credit Support, any beneficiary of a Credit Support or any other Person.

(2)                                  Party B agrees that Party A and any other issuer of Credit Support shall not be responsible for, and the Reimbursement Obligation under this clause shall not be affected by, among other things: (a) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (b) any dispute between or among Party B or any Specified Entity of Party B and any beneficiary of any Credit Support or any other party to which such Credit Support may be transferred, (c) any claims whatsoever of Party B or any Specified Entity of Party B against any beneficiary of such Credit Support or any transferee thereof, (d) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Party B or any Specified Entity of Party B in respect of any Credit Support or any other amendment or waiver of or any consent to departure from the terms of any Credit Support or any document executed or delivered in connection with the issuance or payment thereof, (e) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Party B or any of the Specified Entities of Party B (individually or taken as a whole), (f) any breach hereof or of any other ISDA Document by any party thereto, (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, (h) the fact that a potential event of default, event of default, potential termination event or termination event (each, however defined) shall have occurred and be continuing, or (i) any payment by Party A or any other issuer of Credit Support against presentation of any document or certificate that does not strictly comply with the terms of such Credit Support, or any payment made by Party A or any other issuer of Credit Support under any Credit Support to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Credit  Support, including arising in connection with any proceeding of the type described in Section 5(a)(vii).

(3)                                  No issuer of Credit Support shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any such Credit Support, except that Party A shall be liable for errors and omissions directly caused primarily by its own (and not any other Person’s) gross negligence or willful misconduct.

(C)                                In addition to, and without in any way limiting the foregoing:

(1)                                  The role of any issuer of Credit Support in connection with any draft presented for payment under any Credit Support which is a letter of credit issued to secure Party B’s obligations to third parties shall, in addition to any payment obligation thereunder, be limited to determining that the documents (including each draft) delivered under such letter of credit in connection with such presentment are in conformity with such letter of credit.  In addition, Party B agrees that, in paying any drawing or demand for payment under any Credit Support, neither Party A nor any other issuer of any Credit Support shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.

(2)                                  No issuer of Credit Support nor any of the respective correspondents, participants or assignees of such issuer shall be liable for the due execution, effectiveness, validity or enforceability of any document delivered in connection with the issuance or payment of such Credit Support.

(3)                                  Party B hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Credit Support; provided, however, that this assumption is not intended to, and shall not, preclude Party B from pursuing such rights and remedies as it may have against such beneficiary or transferee at law or under any other agreement.  No issuer of Credit Support, nor any of the respective correspondents, participants or assignees of such issuer shall be liable or responsible for any of the matters described in the preceding clause (xviii)(B).  In furtherance and not in limitation of the foregoing: (a) any issuer of Credit Support may accept documents that appear on their face to be in order and substantially comply with the terms of the Credit Support, without responsibility for further investigation, regardless of any notice or information to the contrary; and (b) no issuer of Credit Support shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Credit Support instrument or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Without duplication of any obligation of Party B hereunder, in addition to amounts payable as provided herein, Party B hereby agrees to protect, indemnify, pay and hold harmless Party A from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including all reasonably incurred fees, expenses and disbursements of any law firm or other external counsel) which Party A may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Credit Support by it or any other Person, or (ii) the failure to honor a drawing or demand for payment under any Credit Support as a result of any act of any Governmental Authority.

(xix)                        Interest Rate Swaps.

(A)                              Within 30 days following the Closing Date, Party B shall cause MX Holdings to cause its counterparties under those certain interest rate swaps set forth on Exhibit 12(a)(xix) (the “RBS Novated Transactions”) to novate their positions under such transactions to The Royal Bank of Scotland plc.  Concurrently with each such novation, The Royal Bank of Scotland plc and each such third party shall enter into back-to-back offsetting interest rate swaps having the same notional quantities, fixed and floating prices, and remain tenors with respect to each RBS Novated Transaction and otherwise on terms satisfactory to The Royal Bank of Scotland plc in its sole discretion (each such back-to-back hedge, an “RBS Sleeve Transaction”).  The parties agree that, prior to the novation of the RBS Novated Transactions pursuant to this Part 12(a)(xix) and notwithstanding any provision herein to the contrary, MX Holdings shall have the right to reduce the aggregate notional amount of the RBS Novated Transactions by liquidating a portion of such RBS Novated Transactions or by entering into off-setting interest rate swaps with the counterparties to such transactions; provided, however, that in no event shall MX Holdings reduce the aggregate notional amount of such RBS Novated Transactions to an amount less than $60,000,000 without Party A’s prior written approval.  To the extent that Party B enters into off-setting interest rate swaps with third parties pursuant to this Part 12(a)(xix), Exhibit 12(a)(xix) shall be amended to include such off-setting swaps.

(B)                                Concurrently with the novations of the RBS Novated Transactions and only to the extent the aggregate notional amount of the RBS Novated Transactions exceeds $60,000,000, Party B shall reduce the notional amount of the RBS Novated Transactions to $60,000,000 by liquidating a portion of such RBS Novated Transactions or by entering into off-setting interest rate swaps with The Royal Bank of Scotland plc.

(C)                                If, at any time following the novation of the RBS Novated Transactions, the outstanding amount of the  obligations hedged by the RBS Novated Transactions (the “Hedged Obligations”) is reduced, Party B shall promptly reduce the notional amount of the RBS Novated Transactions to an amount equal to the then outstanding amount of Hedged Obligations, through a transaction with The Royal Bank of Scotland plc, and shall provide Party A with prompt notice of such reduction.

(xx)                           Further Assurances.

(A)                              Subject to the terms and conditions of this Agreement, Party B and each such Specified Entity agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Specified Agreements.  In case at any time any further action or the performance of any function is necessary or desirable to carry out the purposes of the Specified Agreements or to allow Party A or its Affiliates to enter into any Transaction or take any other action specified therein, the proper officers and directors of Party B and each such Specified Entity shall take all such necessary action and shall cause any such functions to be performed.

(B)                                Without limiting the generality of Part 12(a)(xx)(A), upon the approval by Party A of any LDC not listed on Exhibit 7(j) with respect to any Designated Jurisdiction, and prior to any delivery of Gas to such LDC for storage or the execution of any Gas purchase and sale agreement with a Customer served by such LDC, Party B shall cause such LDC to irrevocably agree to make all payments owing to Party B or to any Specified Entity of Party B directly to a Lockbox Account covered by the Wachovia Control Agreement.

Part 13.                   Negative Covenants

(a)                                  General Covenants.  Each Specified Entity of Party B, Party B in respect of each Specified Entity of Party B and Party B as to itself as set forth below, agrees with Party A that, at all times prior to the Discharge of ISDA Obligations:

(i)                                  Indebtedness.  Party B and each such Specified Entity will not, at any time directly or indirectly create, incur, assume, guarantee or otherwise be or become liable for any Indebtedness, except Permitted Indebtedness.

(ii)                               Liens.  Party B and each such Specified Entity will not create, assume, incur or suffer to exist any Lien upon or with respect to any Property now owned or hereafter acquired by it (including the Collateral), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for Permitted Liens.

(iii)                            Merger and Consolidation; Disposition of Assets; New Subsidiaries.

(A)                              Except as otherwise permitted by this Agreement, Party B and each such Specified Entity shall not be a party to any merger or consolidation or, except in the ordinary course of business, transfer, sell, assign (except as contemplated by the ISDA Security Documents), convey, lease, sublease or otherwise dispose of any of its Property or business (whether now owned or hereafter acquired) or otherwise effect an Asset Sale, except that Party B and each such Specified Entity may (i) dispose of any obsolete or worn-out Property no longer required in connection with the operation of its business and (ii) dispose of Property that is replaced by other Property of like utility in its business.

(B)                                Party B and each such Specified Entity shall not create or cause to be created any Subsidiary other than those listed on Exhibit 5(j)(iv) without (i) the consent of Party A and (ii) any such Subsidiary executing and delivering to Party A a Guarantee and Collateral Agreement Joinder (as such term is defined in the Guarantee and Collateral Agreement).

(iv)                           Organizational Documents; Capitalization; Fiscal Year; Legal Form.  Party B and each such Specified Entity will not amend or modify its constitutional documents (including the Certificate of Incorporation and the Bylaws), alter its authorized capitalization, change its legal form or change its fiscal year without the consent of Party A.

(v)                              No Other Business.  Party B and each such Specified Entity will not engage in, or permit any of its Affiliates to engage in, (A) with respect to Party B and MX Canada, any business other than the purchase and sale of Gas to Customers and other activities necessary in connection therewith, (B) with respect to MX Electric, any business other than the purchase and sale of electricity to residential or small commercial end-users of electricity and other activities necessary in connection therewith, (C) with respect to Infometer.com, any business other than providing consultations and audits with respect to energy supply procurement and  improving energy efficiency and other activities in connection therewith, (D) with respect to Online Choice, any business other than the commissioned sale of consumer products such as telecom services and satellite TV for homeowners and small businesses (provided that such products may not be sold door-to-door) and other activities in connection therewith and (E) with respect to MX Holdings and the MX Holdcos (other than Infometer.com), any other business other than owning equity interests in Party B, MX Canada, MX Electric or another MX Holdco.

(vi)                              Permitted Investments.  Party B and each such Specified Entity will not make, or permit to remain outstanding, any Investments except Permitted Investments.

(vii)                           Leases and Sale-Leasebacks.  Party B  and each such Specified Entity will not become or remain liable as lessee, as guarantor or as other surety with respect to any lease, whether an operating lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired (A) that Party B or such Specified Entity has sold or transferred, or is to sell or transfer, to any other Person or (B) that Party B or such Specified Entity intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by it to any Person in connection with such lease.

(viii)                        Capital Expenditures.  Party B and each such Specified Entity shall not make or incur any Capital Expenditures (including obligations under Capital Lease Obligations) other than in a Budget approved by Party A in accordance with Part 12(a)(xiii).

(ix)                                Acquisitions.  Without the prior consent of Party A, Party B and each such Specified Entity will not make any Acquisition.

(x)                                   Restricted Payments.  Party B and each such Specified Entity may not, directly or indirectly, declare or make Restricted Payments; provided, however, that the following Restricted Payments may be made:

(A)                              scheduled payments of principal and interest on the Old Notes when due and payable;

(B)                                purchase of Old Notes, provided that no Default or Potential Termination Event exists prior to or immediately following any such purchase, and provided further that the following conditions are met:

(1)                                  the Collateral Coverage Ratio is at least 1.50:1.00, immediately prior to and after giving effect to such purchase;

(2)                                  the purchase price represents at least a 10% discount from the face amount of the Old Notes purchased; and

(3)                                  the aggregate cash amount of purchases of Old Notes pursuant to this Part 13(a)(x)(B) shall not exceed $2,000,000;

(C)                                scheduled payments of interest and any related Tax Gross-Up Amounts on the Notes when due and payable;

(D)                               prepayment of the Old Notes and/or the Notes pursuant to a Qualified Initial Public Offering;

(E)                                 prepayment of the Notes in accordance with Section 3.10 of the Intercreditor Agreement (including Replacement Debt incurred by MX Holdings that complies with such Section 3.10);

(F)                                 prepayment of the Notes in accordance with Section 3.11 of the Intercreditor Agreement, provided that:

(1)                                  Party A is satisfied that, immediately prior to and after giving effect to the transaction contemplated by such Section 3.11, no Default or Potential Termination Event has occurred or is continuing under any ISDA Document; and

(2)                                  Party B ensures that Party A receives (at the time of the closing thereof) from the proceeds of such transaction original margin in the form of cash, to be deposited to the Swap Note Sub Account in the amount equal to: (x) if the Collateral Coverage Ratio at such time is less than 2.00 to 1.00, the greater of (i) 10% of the proceeds of such transaction and (ii) such amount as is necessary to cause the Collateral Coverage Ratio to be 1.80 to 1.00, except that (y) if the Collateral Coverage Ratio at such time is greater than 1.80 to 1.00 but less than or equal to 2.00 to 1.00, 10% of the proceeds of such transaction.  Where the Collateral Coverage Ratio at such time exceeds 2.00 to 1.00, there shall be no requirement to provide original margin in the form of cash pursuant to this clause;

provided, that any proceeds of such transaction that exceed the payment contemplated by Section 3.11 of the Intercreditor Agreement plus what is required to be deposited in the Swap Note Sub Account pursuant to clause (2) above shall be immediately deposited in the Party A Sub Account hereunder.

The foregoing does not constitute a waiver or limitation of any right of Party A or obligation of Party B or the Specified Entities of Party B hereunder or under any other Specified Agreement.

(G)                                payments necessary to make Restricted Payments permitted by this Part 13(a)(x);

(H)                               payments necessary to fund the Escrow Account in accordance with the Indenture;

(I)                                    payments to fund loans permitted by clause (iv) of the definition of “Permitted Indebtedness”;

(J)                                   dividend payments or other distributions made by MX Holdings to the holders of its Equity Interests solely in the Common Stock or other common equity interests of such Person on a pro rata basis; and

(K)                               payments by MX Holdings to (i) purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares held by any current or former officer, director or employee of MX Holdings (or their assigns, heirs or estates); provided that the aggregate price paid for all such purchases, redemptions or acquisitions by MX Holdings shall not exceed $1,000,000 in any twelve month period and (ii) repurchase Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those options or warrants or corresponding statutory withholding taxes due in connection with such exercise.

(xi)                                Material Contracts; Etc.

(A)                              Except as permitted by this Agreement, Party B and each such Specified Entity shall not without the prior written consent of Party A (i) cancel or terminate any Material Contracts to which it is a party or consent to or accept any cancellation or termination thereof prior to the scheduled expiration thereof, (ii) sell, assign (other than pursuant to the ISDA Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Contract, (iii) waive any default under or breach of any material provision of any Material Contract or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of any Material Contract, or (iv) amend, supplement, modify or in any way vary or agree to any variation of any material provisions of any Material Contract or of the performance of any material covenant or obligation by any other Person under any Material Contract (in each case as in effect on the date of this Agreement and as thereafter amended, supplemented or modified in accordance with this clause (A)).

(B)                                Except as permitted by this Agreement, Party B and each such Specified Entity shall not enter into any Material Contract not in effect on the date of this Agreement without the prior written consent of Party A other than (i) renewal of existing agreements on substantially consistent terms, (ii) as may be required by Applicable Law, or (iii) to refinance the Notes to the extent permitted by the Intercreditor Agreement.

(C)                                Party B and each such Specified Entity shall not enter into any contract or agreement, other than the Specified Agreements, which restricts the ability of Party B or such Specified Entity to:  (i) enter into amendments, modifications, supplements or waivers of the Material Contracts, (ii) sell, transfer or otherwise dispose of its property, (iii) create, incur, assume or suffer to exist any Lien upon any of its Property other than Permitted Liens, or (iv) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness other than Permitted Indebtedness; provided, however, that the preceding restrictions shall not apply to: (A) agreements or instruments governing Permitted Indebtedness and any amendments or other modifications thereto (including any refinancing thereof); provided that such amendments or modifications are no more restrictive, when taken as a whole, when compared to those contained in those agreements as in effect on the Closing Date, or (B) customary non-assignment provisions in contracts, leases, intellectual property licenses entered into in the ordinary course of business.

(D)                               Party B and each such Specified Entity shall not enter into any contract or agreement interfering in any way with Party A’s ability to have a first-priority perfected Lien on the Collateral, subject to Permitted Liens.

(xii)                             Transactions with Interested Persons and Non Arms’-Length Dealing.  All transactions that Party B or any Specified Entity of Party B enters into will be on an arm’s length basis and, if the transaction is with an Interested Person or a Person holding, directly or indirectly, more than 1% of the equity or voting shares of Party B or any Specified Entity of Party B, then the transaction will be on terms that are at least as favorable to Party B or such Specified Entity as those available from an independent third party; provided, however, that the foregoing limitation shall not apply to (a) transactions between Party B or any Specified Entity of Party B and Party A, (b) employment agreements entered into in the ordinary course of business that are consistent with current practices and at compensation levels that are consistent with compensation levels for similar positions in comparable companies (1) in similar industries, (2) of the same size and (3) in the same geographic area, (c) the issuance of equity securities permitted hereby, (d) Director’s fees as permitted by the Certificate of Incorporation, (e) payments or transactions with respect to the Notes as permitted under the Intercreditor Agreement and (f) Restricted Payments permitted hereby.

(b)                                 Transactional Negative Covenants.  Party B as to itself as set forth below, agrees with Party A that, at all times prior to the Discharge of ISDA Obligations:

(i)                                     Long Term Transactions.  Party B shall not enter into any (A) physically settled transactions in respect of Gas for a fixed forward price with a supply term (measured from the first day of Gas delivery) of greater than 24 months, (B) any Swap Transaction with a term greater than 24 months (measured from the commencement of the first calculation period thereof), or (C) any transaction that has a term that expires on a date that is 27 or more months from the date such transaction was entered into, in each case without the prior written consent of Party A.

(ii)                                  Volumetric Tenor.  Party B shall not directly or indirectly sell any commodity at a fixed price, or enter into a Swap Transaction or an Option Transaction, which when combined with all transactions entered into between Party B and its Customers, would cause the average tenor weighted by notional and actual volume of all physically and financially settled Gas transactions entered into by Party B to exceed 14 months in duration.

(iii)                               Counterparty Limitations. Party B shall not directly or indirectly purchase any commodity from, or enter into any financially settled Swap Transaction, Option Transaction or other derivative transaction with, any Person other than Party A; provided, however, that Party B may purchase Gas (a) from LDCs or other “behind-the-gate” third parties approved by Party A, in its sole discretion, solely for balancing purposes or in connection with the purchase of bundled services and (b) upon the failure of Party A to satisfy an obligation to schedule a delivery of Gas to Party B on any Day, in accordance with clause (b)(ii) of the Gas Annex.

(iv)                              Required Hedges.

(A)                              Except to the extent expressly permitted by Part 12(a)(xiv), Party B shall not directly or indirectly enter into any transaction for the sale of Gas with any Customer involving a fixed forward price unless prior to, or contemporaneously with, entering into any such sale transaction, Party B shall have entered into a Swap Transaction, Option Transaction or physical forward transaction with Party A in respect of an equal notional or actual quantity of Gas  (unless Party A determines that a lower quantity is appropriate to take into account such factors as Party A determines reasonable, including Party A’s forecast of Party B’s Customer attrition/churn, storage supply, or forecast modifications), with a lower fixed forward price with respect to physically settled transactions or with a floating price index with respect to a Swap Transaction that hedges the market price of Gas at the relevant Delivery Point of such sale transaction, all in form and substance reasonably satisfactory to Party A;

(B)                                Notwithstanding anything herein to the contrary, Party B shall not (1) incur any obligation to sell Gas to a Customer with a term of greater than 365 days, or (2) take a long fixed forward price position in Gas pursuant to the exception to Part 12(a)(xiv) unless prior to, or contemporaneously with, the incurrence of any such obligation, Party B shall have offset the exposure associated with the portion of the term of such obligation in excess of 365 days (the “Excess Term”) with Party A (x) by having Party A purchase one or more Put Options for Gas with respect to the Excess Term with a notional amount to be determined by Party A, or (y) provided that such obligation has not already been hedged pursuant to Part 12(a)(xiv) by purchasing Call Options from Party A for the Excess Term with a notional amount to be determined by Party A, or (z) in some other manner acceptable to Party A.  Party B acknowledges and agrees that in the event that Party A purchases Put Options pursuant to this Part 13(b)(iv)(B), Party B shall pay to Party A a fee equal to the amount of the premium paid by Party A for such Put Options which fee shall be paid on the next Gas Settlement Date following the date such Put Option was entered into by Party A.  Party B further acknowledges and agrees that Party A shall have no obligation to purchase any Put Options or enter into any Call Option with Party B pursuant to this Part 13(b)(iv)(B) and that any such transactions shall be entered into by Party A in its sole discretion.

(v)                                 Fixed Price Contract Mix.  Party B shall not, during any twelve month period, enter into any new fixed price contracts where the Residential Customer-Equivalents of such contracts are greater than 75% of all the Residential Customer-Equivalents of all new contracts entered into in a Contract Year.

(vi)                              Limit on Transaction Size.  Without the prior written consent of Party A, Party B shall not directly or indirectly sell Gas to any Person if the reasonably forecasted purchases of such Person indicate purchases from Party B of more than (A) 1500 MMBtus on average per day, (B) $440,000 in actual billed amounts for any 30-day period at the time of such sale, or (C) if MX Electric is concurrently selling Energy to such Person, 675 MMBtu on average per day.

(vii)                           Limit on Customer Demand.  Party B shall not enter into any fixed priced forward transaction for the sale of Gas with a Customer if the forecasted annual quantity of Gas consumed by such Customer for Gas, as determined by Party B and approved by Party A, is greater than 3% of the Party B Customer Load for Gas.

(viii)                        Limit on Notional Exposure.  Party B shall not enter into any transaction for the sale of Gas with a Customer involving a fixed forward price if, after giving effect to the Transaction that would be required under Part 12(a)(xiv) hereof in order to hedge the price risk associated with such sale transaction, the amount determined in accordance with the following formula would equal or exceed $260,000,000:

(A)                              First, for each Swap Transaction entered into (i) by Party B with Party A with respect to Gas and (ii) by MX Electric with Party A with respect to Energy, determine the product of:

(1)                                  the remaining notional quantity in respect of such Transaction as at the time of the determination thereof (in MMBtu or Mwh, as the case may be); multiplied by

(2)                                  the fixed forward price payable by Party B or MX Electric, as applicable, with respect to that Transaction;

(B)                                Second, determine the sum of the amounts calculated in accordance with Part 13(b)(viii)(A) above for all Swap Transactions with respect to Gas and Energy between (i) Party B and Party A and (ii) MX Electric and Party A (the “Swap Exposure”);

(C)                                Third, for each physically settled Transaction for the purchase of Gas  entered into by Party B with Party A and for each physically settled Transaction for the purchase of Energy entered into by MX Electric with Party A, in each case where the relevant commodity is being purchased by Party B for a forward fixed price (each, a “Fixed-Price Physical Transaction”), determine the product of:

(1)                                  the remaining quantity of Gas or Energy to be delivered in respect of such Fixed Price Physical Transaction as at the time of the determination thereof (in MMBtu or Mwh, as the case may be); multiplied by

(2)                                  the fixed forward price payable by Party B or MX Electric, as applicable, with respect to that Fixed-Price Physical Transaction;

(D)                               Fourth, determine the sum of the amounts calculated in accordance with Part 13(b)(viii)(C) above for all Fixed-Price Physical Transactions with respect to Gas and Energy between (i) Party B and Party A and (ii) MX Electric and Party A (the “Fixed Physical Exposure”); and

(E)                                 Fifth, determine the sum of the Swap Exposures and the Fixed Physical Exposures.

(ix)                                Designated Jurisdictions. Party B shall not market or enter into financially or physically settled transactions in respect of Gas in any jurisdiction, other than a Designated Jurisdiction for such commodity, without the prior written consent of Party A.

(x)                                   Fixed Price Limit.   Party B shall not enter into financially or physically settled transactions in respect of Gas as purchaser for a fixed forward price of greater than $9/MMBtu (based on either the relevant strip prices or average price per trade), without the prior written consent of Party A; provided, however, that Party A, in its sole discretion and with two Business Days notice to Party B, may increase or decrease such fixed price limit and, provided further, that Party B may request a waiver of the fixed price limit on a per trade basis and Party A shall use commercially reasonable efforts to respond to such request within trading hours on the date of such request.

(xi)                                RCE Limits.  Party B shall not enter into new contracts with Customers in any Contract Year if the sum of (A) the number of Residential Customer-Equivalents associated with all new contracts for Gas entered into with Customers by Party B or MX Canada, as applicable, during such Contract Year and (B) the number of Residential Customer-Equivalents associated with all new contracts for Energy entered into with Customers (as defined in the MX Electric Agreement) by MX Electric during such Contract Year, would exceed 235,000 Residential Customer-Equivalents during such Contract Year; provided, however, that, notwithstanding the foregoing, Party B, without the prior written consent of Party A, shall not enter into any contract for the sale of Gas with any Customer if, as the result of entering into such contract, the aggregate number of Fixed Price Customer-Equivalents served by Party B and MX Electric would exceed 325,000 in the aggregate.

(xii)                             Customer Load.  Party B shall not purchase Gas hereunder or otherwise for any reason other than to serve Party B’s actual or forecasted aggregate Gas Customer Load.

(xiii)                          Limitation on Sales.  Party B shall not directly or indirectly sell Gas to any Person except for, and limited to the extent of, (A) Gas sold to an LDC or other approved third-party for balancing purposes or for storage behind an LDC Citygate, and (B) Gas sold to a Customer of Party B in the ordinary course of its business.

Part 14.    Additional Definitions

(a)                                  Section 14 is hereby amended to add the following additional definitions:

“AAA” has the meaning specified in Part 5(c)(vii).

“Account Control Agreement” means, as applicable, the Huntington Control Agreement or the Wachovia Control Agreement.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Party B, any Specified Entity of Party B (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Consolidated Tangible Net Worth” means, as of any date of determination with respect to MX Holdings, all items which in accordance with GAAP would be included under shareholders’, partners’ or members’ equity on a consolidated balance sheet of MX Holdings less intangible assets (which shall not include any and all amounts associated with the capitalized acquisition cost of Customers of Party B, MX Electric and MX Canada) adjusted for (i) non-cash impact on earnings on Storage Gas due to lower of cost or market valuation, (ii) non-cash impact on earnings on Storage Gas due to variance from weighted average cost method of inventory calculation, (iii) non-cash assets from FAS133 Gains (derivatives), (iv) non cash liabilities from FAS133 Losses (derivatives), (v) non-cash impact on earnings of compensation expense from FAS 123R application, and (vi) settled financial hedges since the beginning of the latest storage injection season (i.e. April 1st), but in no case longer than 365 days, for inventory before the inventory is sold to customers.

“Aggregate Credit Support Amount” means, on any date of determination, the aggregate face amount of all Credit Support provided under all Master ISDAs.

“Aggregate Unpaid Value” means the aggregate value of (i) all amounts owed for commodities delivered under all Master ISDAs for which the applicable Settlement Date has not occurred, (ii) all amounts owed under Swap Transactions with respect to calculation periods that have expired but for which the applicable Settlement Date has not occurred, (iii) all Outstanding Amounts under all Master ISDAs (as defined in each such Master ISDA), (iv) all accrued and unpaid Financing Fees and Credit Support Fees under all Master ISDAs, and (v) the amount of any Credit Support posted by Party A that was applied to satisfy in whole or in part any obligation of Party B or any Specified Entity of Party B to a third party and which amount has not been repaid to Party A.

“Aggregated Collateral Accounts” means all Collateral Accounts established under all Master ISDAs.

“Ancillary Services” means any of the services identified by a Transmission Provider in its transmission tariff as “ancillary services” including regulation and frequency response, energy imbalance, operating reserve-spinning and operating reserve-supplemental, as specified in the relevant transaction.

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, permit, or any published directive, guideline, Governmental Approval, requirement or other governmental restriction which has the force of law, or any published determination by, or interpretation of any of the foregoing by, any judicial authority or Governmental Authority binding on a given Person whether in effect as of the date of this Agreement or thereafter and in each case as amended (including all Environmental Laws and any of the foregoing pertaining to land use or zoning restrictions).

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Party B or any of the Specified Entities of Party B (including any Sale and Leaseback Transaction) to any Person other than Party B or a Specified Entity of Party B of: (1) any Capital Stock of Party B or a Specified Entity of Party B; or (2) any other property or assets of Party B or any Specified Entity of Party B other than in the ordinary course of business other than (a) any sale or issuance of Equity Interests of MX Holdings, (b) dispositions of assets that are not critical to the operation of the business of Party B or any Specified Entity of Party B having a fair market value (as to Party B and all Specified Entities of Party B, collectively) of $500,000 or less for any one such disposition or $1,000,000 or less for all such dispositions in any fiscal year of MX Holdings and (c) dispositions of accounts to LDCs or EDCs under guaranteed receivables agreements entered into in the ordinary course of business in accordance with the terms hereof.

“Auditor” means such firm or firms of independent public accountants of recognized international standing as any party or any Specified Entity may, from time to time, appoint as auditors of such party or Specified Entity with the prior written consent of Party A.

“Bankruptcy Code” has the meaning specified in Part 5(k)(iii).

“Base Price” has the meaning specified in Part 7(e).

“Base Rate” means the rate of interest per annum (rounded upwards if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page or http://www.bba.org.uk/bba/ (or any successor page) as the British Bankers Association London Interbank offered rate for two-month deposits in U.S. Dollars at approximately 11 a.m. London time two Business Days prior to the date of determination.

“Bill Matrix” has the meaning specified in Part 11(g).

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Bring Down Review” has the meaning specified in Part 7(j).

“Budget” means any budget prepared in accordance with Part 12(a)(xiii).

“Business Day” means any day that is not a Saturday or Sunday in the United States or a day on which banking institutions chartered by the State of New York or the United States are required or authorized to be closed.

“Bylaws” means the Third Amended and Restated Bylaws of MX Holdings.

“Call Option” means an Option Transaction, which may be physically or financially settled, that gives the holder the right to buy a certain quantity of an underlying commodity from the seller of such Option Transaction, at a specified price on or up to a specified expiration date or during a specified exercise period.

“Capital Expenditures” means, for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a balance sheet prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(i)            with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(ii)           with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of MX Holdings.

“Change of Control” means the occurrence of one or more of the following events with respect to Party B or any Specified Entity of Party B (each, a “Subject Person”):

(i)            any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of a Subject Person to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than, with respect to MX Holdings, to the Permitted Holders;

(ii)           the approval by the holders of Capital Stock of any Subject Person of any plan or proposal for the liquidation or dissolution of such Subject Person (whether or not otherwise in compliance with the provisions of the Indenture);

(iii)          any Person or Group (other than the Permitted Holders and any entity formed by the Permitted Holders for the purpose of owning Capital Stock of MX Holdings) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of any Subject Person; or

(iv)          any Person (or related group of Persons) that is not a holder of Equity Interests in any Subject Person on the date hereof should hereafter acquire, directly or indirectly, the beneficial ownership of (a) Equity Interests having the power to elect a majority of the Board of Directors of such Subject Person or (b) any other ownership interest enabling it to exercise control of any Subject Person;

provided, however, that no holders of shares of Class A Exchange Common Stock, Class C Common Stock or Common Stock shall be deemed to constitute a Group for the purpose of determining whether a Change of Control has occurred solely by virtue of being a party to the Class A Voting Agreement, the Class C Voting Agreement and/or the Stockholders Agreement, respectively.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority (other than any request, guideline or directive that provides that compliance is optional and that there is no penalty or charge of any kind for failure to comply).

“Class A Exchange Common Stock” means the shares of newly created Class A Common Stock of MX Holdings, par value $0.01 per share.

“Class A Voting Agreement” means that certain agreement, dated as of September 22, 2009, among the holders of the Class A Exchange Common Stock.

“Class B Common Stock” means the shares of newly created Class B Common Stock of MX Holdings, par value $0.01 per share.

“Class C Common Stock” means the shares of newly created Class C Common Stock of MX Holdings, par value $0.01 per share.

“Class C Voting Agreement” means that certain agreement, dated as of September 22, 2009, among the holders of the Class C Common Stock.

“Closing Date” means the date of execution of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all collateral of whatsoever nature purported to be subject to the Lien of any ISDA Security Document.

“Collateral Accounts” means the Lockbox Accounts, the Party A Sub Account and the Swap Note Sub Account.

“Collateral Coverage Ratio” means the ratio, on any date of determination, as determined by Party A in a commercially reasonable manner of (A) (i) the aggregate amount of Party B’s and MX Electric’s accounts receivable due from any LDC or EDC or from a customer (whether billed or unbilled) when the accounts receivable due from such customer are not purchased by a LDC or EDC, in each case, less than 90 days past due at such time net of any estimated net Taxes due in respect thereof and net of any LDC/EDC Delivery Charges (except to the extent Party B has provided cash margin to such LDC or EDC for such charges) plus (ii) the aggregate amount of cash held in the Collateral Accounts minus (iii) $2,000,000 plus (iv) the value of any positive Gas or Energy imbalances for the account of Party B at any LDCs or EDCs minus (v) the value of any negative Gas or Energy imbalances for the account of Party B at any LDCs or EDCs, plus (vi) the aggregate amount of any mark-to-market gain for Party B’s and each Specified Entity of Party B’s account on any forward position held by Party B or any such Specified Entity with Party A or any customers of Party B or any such Specified Entity (excluding Prompt Month mark-to-market Gas position gains up to $10,000,000 in the aggregate)  minus (vii) the aggregate amount of any mark-to-market loss for Party B’s and each Specified Entity of Party B’s account on any forward position held by Party B or any such Specified Entity with Party A or any customers of Party B or any such Specified Entity (excluding Prompt Month mark-to-market Gas position losses up to $10,000,000 in the aggregate), plus (viii) the value of Initial Storage Gas and the value of any Storage Gas to which Party B has title and with respect to which Party A has a perfected Lien (determined by Party A based on the lower of Party B’s cost of such Storage Gas or the market value of such Storage Gas with such market value determined by Party A on a quarterly (or, if Party A deems it appropriate in its sole discretion, on a more frequent) basis based on the relevant LDC cash out/liquidation value of such Storage Gas in the event of Party B’s default under such LDC’s retail program), to (B) (i) the aggregate value of Energy, Gas (including Storage Gas), Capacity (including UCAP) and Ancillary Services delivered to, but not yet paid for by, Party B and each Specified Entity of Party B plus (ii) any accrued but unpaid Financing Fees due hereunder or under the MX Electric Agreement minus (iii) with respect to any Storage Gas to which Party A has title other than Initial Storage Gas, the difference between (1) the value of such Storage Gas based on the lower of Party A’s weighted average cost of such Storage Gas or the market value of such Storage Gas with such market value determined by Party A on a quarterly (or, if Party A deems it appropriate in its sole discretion, on a more frequent) basis based on the relevant LDC cash out/liquidation value of such Storage Gas in the event of Party B’s default under such LDC’s retail program and (2) Party A’s weighted average cost of such Storage Gas, as determined by Party A plus (iv) all other amounts owed by Party B and each Specified Entity of Party B  to Party A under or in connection with this Agreement not covered by any other sub-clause of this definition.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Worth” means, as of any date of determination with respect to MX Holdings, all items which in accordance with GAAP, would be included under shareholders’, partners’ or members’ equity on a consolidated balance sheet of MX Holdings.

“Contract Price” has the meaning specified in Part 7(b).

“Contract Quantity” has the meaning specified in the Gas Annex.

“Contract Year” means (i) for the first Contract Year, the period from the Closing Date through September 30, 2010, and (ii) for each subsequent Contract Year, each successive twelve month period; provided, that the final Contract Year shall end on August 31, 2012.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “controlling” and “controlled” have the meanings correlative thereto.

“Corresponding Third Party Transaction” has the meaning specified in Part 10(b)(ii).

“Credit Support” means all letters of credit, letters of indemnity, guarantees and any other credit support issued, provided or arranged for by Party A in accordance with the terms hereof to any LDC, Transporter, or any other third party to cover such third party’s exposure to Party B.

“Credit Support Amount” means, on any date of determination, the aggregate face amount of all Credit Support that Party B would be required to post to LDCs and Transporters if such Credit Support were not being provided by Party A pursuant to this Agreement, as reasonably determined by Party A.

“Credit Support Fee” means, for any day, an amount calculated as follows:

(i)            If on such day, the Aggregated Collateral Accounts are not in Surplus, then the Credit Support Fee for such day shall be the product of the Aggregate Credit Support Amount multiplied by the Primary Rate.

(ii)           If on such day, the Aggregated Collateral Accounts are in Surplus and the Aggregate Credit Support Amount is less than $27,000,000, then the Credit Support Fee for such day shall be the product of the Aggregate Credit Support Amount multiplied the Primary Rate.

(iii)          If on such day, the Aggregated Collateral Accounts are in Surplus and the Aggregate Credit Support Amount exceeds $27,000,000, then for such day, the Credit Support Fee for such day shall be the sum of  (A) $27,000,000 multiplied  by the Primary Rate, and (B) the Aggregate Credit Support Amount (less $27,000,000) multiplied by the Secondary Rate; provided, however, that if, on such day, a Termination Event or Event of Default has occurred and is continuing, with immediate effect (and without regard to whether there is a Surplus), the Credit Support Fee for such day shall be the product of  the Aggregate Credit Support Amount multiplied by the Primary Rate.

“Customer” means any residential or small commercial end-user of Gas and any IT Accounts that are served by Party B and by an approved LDC in any Designated Jurisdiction.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitions” has the meaning specified in Part 5(a).

“Delivery Period” has the meaning specified in the Gas Annex.

“Delivery Point” has the meaning specified in the Gas Annex.

“Designated Jurisdictions” means the jurisdictions listed on Exhibit 7(j).

“Discharge of ISDA Obligations” means the occurrence of all of the following:

(i)            indefeasible payment in full in cash of settlement amounts, termination payments, the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium (if any) on all amounts outstanding under or that would be due upon the termination of the Master ISDAs and constituting ISDA Obligations, including reimbursement obligations;

(ii)           indefeasible payment in full in cash of all other ISDA Obligations that are outstanding and unpaid at the time such settlement amounts, termination payments, principal, interest and premium (if any) on all amounts outstanding under the Master ISDAs are paid in full in cash (other than any obligations for taxes, indemnifications, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time);

(iii)          irrevocable termination or expiration of all commitments, if any, of Party A to extend credit or undertake transactions that would constitute, or give rise to, ISDA Obligations; and

(iv)          irrevocable termination or cash collateralization (in an amount and manner reasonably satisfactory to Party A, but in no event greater than 105% of the aggregate undrawn face amount) of all Credit Support issued under or pursuant to the terms of the Master ISDAs and constituting ISDA Obligations.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the Notes.

“Dollar” or “$” means the lawful currency of the United States of America.

“Due Date” shall mean the Exposure Fee Due Date, the Gas Due Date or the Storage Gas Due Date, as the context requires.

“EDC” has the meaning specified in the MX Electric Agreement.

“Energy” means three-phase, 60-cycle alternating current electric energy, expressed in megawatt hours.

“Environmental Claim” means, with respect to any Person, any written notice, claim, administrative, regulatory or judicial action, suit, judgment or demand by any other Person alleging or asserting such first Person’s liability for investigator costs, cleanup costs, government response costs, damages to natural resources or other Property of such first Person, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, Use, threatened Release or Release into the environment of any Hazardous Material at any location, whether or not owned by such first Person or (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law.  The term Environmental Claim shall include any claim by any Governmental Authority for enforcement, delineation, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Laws” means all laws, rules, regulations, treaties, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment (including its effect on human health and safety), preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material, waste disposal arrangements or to health and safety matters.

“EPT” means Eastern Prevailing Time.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however, that any instruments evidencing Indebtedness convertible into or exchangeable for common stock of Party B or a Specified Entity of Party B will be deemed Indebtedness and not Equity Interests, unless any such instruments would be accounted for in accordance with GAAP as shareholders’ equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Party B, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Party B or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Party B or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Party B or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Party B or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by Party B or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Party B or any ERISA Affiliate of any notice, concerning the imposition upon Party B or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Account” means the segregated escrow account established pursuant to the Escrow Agreement.

“Escrow Agreement” means that certain Escrow and Security Agreement dated as of September 22, 2009, among the Trustee, MX Holdings and Law Debenture Trust Company of New York, as escrow agent.

“Excess Term” has the meaning specified in Part 13(b)(iv)(B).

“Existing ISDA Master Agreement” has the meaning specified in Part 5(m).

“Exposure Fee Due Date” has the meaning specified in Part 10(a)(ii).

“Extended Term” has the meaning specified in Part 5(h).

“FERC” means the United States Federal Energy Regulatory Commission.

“Financing Fee” means interest on the Outstanding Amounts, calculated on a daily basis, at (a) the Base Rate plus 5% per annum, or (b) Party A’s relevant business unit’s actual cost of funds plus 5% per annum, whichever is greater; provided, however, that with respect to any past due Outstanding Amount the Financing Fee shall be calculated at the Default Rate.

“Financing Fee Settlement Date” has the meaning specified in Part 9(e).

“Fixed-Price Physical Transaction” has the meaning specified in Part 13(b).

“Fixed Physical Exposure” has the meaning specified in Part 13(b).

“fuel” means natural gas, coal, oil and the products and by-products thereof.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Gas” has the meaning specified in the Gas Annex.

“Gas Adder” has the meaning specified in Exhibit 14(a)(i).

“Gas Annex” has the meaning specified in Part 6.

“Gas Customer Load” means the aggregate annual Gas load requirements of all Customers of Party B, as reasonably determined by Party A.

“Gas Due Date” has the meaning specified in Part 9.

“Gas Option” means a physically or financially settled option transaction that provides the buyer the right, but not the obligation, to enter into a transaction where the underlying price is based upon the price of Gas.

“Gas Settlement Date” has the meaning specified in Part 9.

“Gas Swap” means any swap transaction where the floating or fixed price is based upon the price of Gas or any related index for the price of Gas.

“Gas Swap Settlement Date” has the meaning specified in Part 9.

“Gas Transactions” has the meaning specified in the Gas Annex.

“Governmental Approval” means (i) any authorization, consent, approval, license, lease, ruling, permit, tariff, certification, exemption, filing, variance, claim, order, judgment, decree, by or with, (ii) any declaration of or with or (iii) any registration by or with, any Governmental Authority, in each case relating to (a) the due execution and delivery of, or the performance by each intended party of, any Material Contract of its obligations or the exercise of its rights under, each Material Contract to which it is (or is intended to be) a party or (b) with respect to Party B, any Specified Entity of Party B or any Affiliate of such Specified Entity, the grant by Party B, such Specified Entity or such Affiliate of the Liens created pursuant to the ISDA Security Documents to which Party B, such Specified

Entity or such Affiliate of such Specified Entity is a party, the validity, enforceability and perfection of such Liens and the exercise by Party A of its rights and remedies under such ISDA Security Documents.

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, board, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” has the meaning set forth in clause (i) of the definition of “Change of Control”.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be entered into among Party A, Party B and the Specified Entities, as may be amended, modified, restated or supplemented.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedged Obligations” has the meaning specified in Part 12(a)(xix)(C).

“Hedging Transaction” means any Specified Transaction or any other transaction that would be a Specified Transaction if it were entered into by Party A and Party B.

“Holder” means a beneficial owner of the Notes.

“Huntington” means The Huntington National Bank, a national banking association.

“Huntington Control Agreement” means the Deposit Account Control Agreement among Party B, Huntington and Party A, in the form of Exhibit 11(b)(ii).

“Imaged Agreement” has the meaning specified in Part 5(e).

“Impairment” means, with respect to any Governmental Approval, the rescission, termination, cancellation, repeal, invalidity, suspension (other than by reason of an event of force majeure to the extent suspension by reason of an event of force majeure is expressly permitted by such Governmental Approval or results from Applicable Law), injunction, inability to satisfy stated conditions to effectiveness or amendment, modification or supplementation.  The verb “Impair” shall have a correlative meaning.

“including” and “include” are not limiting and are deemed followed by the words “without limitation”.

“Indebtedness” means with respect to any Person, without duplication:

(i)            all obligations of such Person for borrowed money;

(ii)           all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)          all Capitalized Lease Obligations of such Person;

(iv)          all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(v)           all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(vi)          guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below;

(vii)         all obligations of any other Person of the type referred to in clauses (i) through (vi) above and clause (viii) below which are secured by any Lien on any property or asset of such Person; and

(viii)        all obligations under currency agreements and interest swap agreements of such Person.

“Indemnified Liabilities” has the meaning set forth in Part 5(r).

“Indemnitee” has the meaning specified in Part 5(r).

“Indenture” means the indenture, dated as of September 22, 2009, among MX Holdings, the Guarantors and the Trustee, under which the Notes were issued.

“Infometer.com” means Infometer.com Inc., a Delaware corporation.

“Initial Storage Gas” has the meaning specified in Part 8(b)(iii).

“Initial Storage Gas Per MMbtu Price” has the meaning specified in Part 8(b)(iii).

“Insolvency or Liquidation Proceeding” means:

(i)            any case commenced by or against Party B or any Specified Entity of Party B under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Party B or any Specified Entity of Party B, any receivership or assignment for the benefit of creditors relating to Party B or any Specified Entity of Party B or any similar case or proceeding relative to Party B or any Specified Entity of Party B or its creditors, as such, in each case whether or not voluntary;

(ii)           any liquidation, dissolution, marshalling of assets or liabilities or other winding up of Party B or any Specified Entity of Party B, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, other than a liquidation or dissolution of Party B or a Specified Entity of Party B in connection with (a) a merger or consolidation of such Person with or into a Specified Entity of Party B or Party B, as the case may be, or (b) a transfer of substantially all assets of Party B or a Specified Entity of Party B to a Specified Entity of Party B or Party B, as the case may be, in the case of each of the preceding clauses (a) and (b), in a transaction that is permitted under the Master ISDAs; or

(iii)          any other proceeding of any type or nature in which substantially all claims of creditors of Party B or any Specified Entity of Party B are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” means the Intercreditor and Subordination Agreement, dated as of September 22, 2009, by and among MX Holdings, the pledgors from time to time party thereto, Sempra Energy Trading LLC, in its capacity as facility agent, and Law Debenture Trust Company of New York, in its capacity as indenture trustee, as it may be amended from time to time.

“Interested Person” means, in respect of Party B or any Specified Entity of Party B, (a) any Person which has a Ten Percent Interest in Party B or any such Specified Entity, (b) any Person in which Party B or any such Specified Entity has a Ten Percent Interest, or (c) if a Person has a Ten Percent Interest in Party B or any such Specified Entity and in other Persons, such other Persons.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (ii) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business, (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person or (iv) any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person.

“investment company” has the meaning specified in Part 5(j).

“ISDA Documents” means the Master ISDAs, trade confirmations under the Master ISDAs or otherwise, Credit Support issued in connection with Master ISDAs, the ISDA Security Documents and each of the other agreements, schedules, annexes, confirmations, documents and instruments providing for, relating to or evidencing any other ISDA Obligations, and any other document or instrument executed or delivered at any time in connection with, or giving rise to, any ISDA Obligations, to the extent such are effective at the relevant time, as each may be amended, amended and restated, supplemented, modified, renewed, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time in accordance with its terms and with the provisions of this Agreement.

“ISDA Obligations” means any settlement amount, termination payment, principal (including reimbursement obligations with respect to Credit Support whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ISDA Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities to be paid or performed under the ISDA Documents.

“ISDA Security Documents” means, collectively, the Guarantee and Collateral Agreement and any and all guarantees, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Party B or any Specified Entity of Party B creating (or purporting to create) a Lien securing ISDA Obligations in favor of Party A, in each case, as amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, in accordance with its terms and with the provisions of this Agreement.

“ISO” means any independent electric system operator, regional transmission operator or similar entity including the NYISO, ERCOT, PJM, NEPOOL and any other independent electric system operator, regional transmission operator or similar entity added to the list set forth on Exhibit 7(j) from time to time.

“IT Account” means a customer of Party B that is classified as a commercial customer by Party B and which the applicable LDC has classified as a customer that receives interruptible transport services or any customer that Party

B can demonstrate, to Party A’s reasonable satisfaction, historically purchases an annual quantity of at least 0.5 BCF of Gas.

“IT Gas Adder” means $0.03/MMBtu.

“LDC” means the local distribution company responsible for delivering Gas to Party B’s Customers in a particular geographic area.

“LDC Citygate” means the delivery point for the distribution system of the applicable LDC.

“LDC/EDC Delivery Charges” means, with respect to any billed and unbilled accounts receivable outstanding as at any time of the determination thereof, the portion of such accounts receivable that constitutes amounts owed by Party B’s Customers for services provided by an LDC or EDC with respect to which Party B has an equal account payable obligation to such LDC or EDC.

“Lien” means (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind in, on or of such Property, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (iv) any right of set off, recoupment, combination of accounts or similar rights; and in each case whether by contract, operation of law or otherwise and (v) any agreement to give any interest described in clauses (i) through (iv).

“Loan” has the meaning specified in Part 10(b)(v).

“Lockbox Account” has the meaning specified in Part 11(b)(i).

“Management Incentive Plan” has the meaning specified in the Stockholders Agreement.

“Margin” means all cash held in the Party A Sub Account under all Master ISDAs.

“Master ISDAs” shall mean this Agreement, the MX Electric Agreement and any additional ISDA Master Agreement entered into between Party A and any Specified Entity of Party B (other than MX Electric).

“Material Adverse Effect” means (a) a material adverse effect on (i) Party B or Party B and Party B’s Specified Entities taken as a whole, (ii) the ability of Party B or any Specified Entity of Party B to perform any of its material obligations under any Material Contracts to which it is a party or (iii) the aggregate value of the Collateral or the validity or priority of the security interests in such Collateral, or (b) a material adverse change (as reasonably determined by Party A in its sole discretion) in (i) the financial condition, the results of operations, business, prospects or results of operations of Party B or Party B and Party B’s Specified Entities taken as a whole, or (ii) the collection rate or accounts receivable for Party B or any Specified Entity of Party B;

“Material Contracts” means the Notes, the Indenture, the Old Notes, the Old Notes Indenture, any Replacement Debt (and, if applicable, any indenture related thereto), any contract or agreement to which Party B or any Specified Entity of Party B is a party under which Party B or such Specified Entity, as applicable, shall have obligations (or a right to receive revenues) over the term of such contract or agreement in excess of $3,500,000, or the then equivalent of such amount in another currency or currencies (or such other amount as approved by the Party A) or which is otherwise material to the business or operation of Party B or such Specified Entity, as applicable and any other contract or agreement that is necessary or advisable for the conduct of the business of Party B or any Specified Entity of Party B as contemplated by this Agreement.

“Maturity Date” means, with respect to a Loan, the maturity date for such Loan specified on Exhibit 10(d)(i).

“Minimum Gas Quantity” has the meaning specified in Part 7(a).

“Missing Day” has the meaning specified in Part 5(f)(2).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which Party B or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“MX Canada” means MxEnergy (Canada) Ltd., a Nova Scotia corporation.

“MX Canada Transaction” has the meaning specified in Part 5(u).

“MX Electric” means MxEnergy Electric Inc., a Delaware corporation.

“MX Electric Agreement” means that certain ISDA Master Agreement, of even date herewith, entered into between Party A and MX Electric.

“MX Holdco” means any Specified Entity of Party B other than MX Holdings, Party B, MX Canada and MX Electric.

“MX Holdings” means MxEnergy Holdings, Inc., a Delaware corporation.

“NEPOOL” means ISO New England.

“Notes Escrow Account” means the segregated escrow account established pursuant to the Escrow Agreement.

“Nomination Schedule” means the act of Party A, Party B or any relevant Transporter notifying, requesting, and confirming to each other relevant party the quantity of Gas to be delivered on any Day, as the case may be, or the quantity of UCAP to be delivered in respect of any month.

“Notes” means the 13.25% Senior Subordinated Secured Notes due 2014 of MX Holdings.

“NYMEX” means The New York Mercantile Exchange, or any successor thereof.

“Offering Memorandum” means that certain Second Amended and Restated Confidential Offering Memorandum and Consent Solicitation Statement of MX Holdings, dated as of August 27, 2009, as amended through the Closing Date.

“Officers’ Certificate” means a certificate signed by two officers of MX Holdings, at least one of whom shall be the principal executive officer or principal financial officer of MX Holdings, and delivered to the Trustee.

“Old Notes” means the Floating Rate Senior Notes Due 2011 of MX Holdings.

“Old Notes Indenture” means the indenture, dated as of August 4, 2006, among MX Holdings, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent, as amended through the Closing Date.

“Online Choice” means OnlineChoice Inc., a Delaware corporation.

“Operating Account” means account number 2079961065281 at Wachovia.

“Option Transaction” means a transaction that provides the buyer the right, but not the obligation, to purchase or sell a commodity specified in such transaction.

“Outstanding Gas Credit Support” has the meaning specified in the Gas Annex.

“Outstanding Amount” means at any time, all amounts (including Credit Support Fees and Financing Fees and amounts payable on the Gas Settlement Dates set out in Parts 10(a) and 10(b)) not paid on the applicable Settlement Date and any other amount owed to Party A and, with respect to Storage Gas (in addition to the foregoing), the aggregate amount owed by Party B to Party A for all Storage Gas that at such time has not been delivered to Party B’s customers or has not been delivered to Party B pursuant to a Required Purchase (determined in any case based on the amount that Party B would be required to pay Party A for such Gas in the event of a Required Purchase).

“Overnight LIBOR” means for any Business Day the rate of interest per annum (rounded upwards if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page or http://bba.org.uk/bba/ (or any successor page) as the British Bankers Association London Interbank offered rate for overnight deposits in U.S. Dollars at approximately 11 a.m. London time two Business Days prior to the date of determination.

“Part” means, unless otherwise specified, a Part of the Schedule to the Master Agreement.

“Party A Storage Gas Purchase Price” has the meaning specified in Part 8(b)(iii).

“Party A Sub Account” means a sub account of Party A’s general working capital account which shall be identified as relating to this Agreement, or any replacement custodial account established in accordance with Part 11(f).

“Party B Customer Load” means the full Gas load requirements of Party B’s Customers.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holders” means Jeffrey A. Mayer, Denham Commodity Partners LP, Charter Mx LLC and Camulos Capital LP, and their respective Affiliates.

“Permitted Indebtedness” means the following Indebtedness:

(i)            Indebtedness incurred under the ISDA Documents;

(ii)           Indebtedness incurred with respect to any LDC, EDC or ISO in connection with Party B’s balancing obligations;

(iii)          for a period of 90 days following the Closing Date, letters of credit issued by SocGen for the account of Party B that are outstanding on the Closing Date and that are secured by Credit Support arranged for by Party A;

(iv)          loans from MX Holdings or a MX Holdco, subordinated to the ISDA Obligations on terms satisfactory to Party A in its sole discretion, to MX Electric or MX Canada necessary to pay ISDA Obligations of MX Electric or MX Canada then due and payable;

(v)           the Notes in a principal amount not to exceed $75,000,000 (and Replacement Debt that is incurred pursuant to, and compliant with, Section 3.10 of the Intercreditor Agreement);

(vi)          the Old Notes in a principal amount not to exceed $10,000,000;

(vii)         Guarantees of MX Holdings or any Wholly-Owned Subsidiary of MX Holdings in respect of Permitted Indebtedness;

(viii)        (a) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets and (b) Indebtedness in respect of Capital Leases and synthetic lease obligations and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (x) in the case of Indebtedness to finance the acquisition, construction or improvements of fixed or capital assets, such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this paragraph shall not exceed $250,000 at any time outstanding;

(ix)           unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(x)            Indebtedness required to satisfy regulatorily-required credit requirements not satisfied by Party A on behalf of Party B;

(xi)           Indebtedness consisting of obligations relating to surety bonds outstanding as of the Closing Date, as set forth on Exhibit 14(a)(ii);

(xii)          for a period of 30 days following the Closing Date, Indebtedness consisting of the RBS Novated Transactions (to the extent such transactions have not been novated to The Royal Bank of Scotland plc) set forth on Exhibit 12(a)(xix); and

(xiii)         following the novation of such transactions to The Royal Bank of Scotland plc, Indebtedness consisting of RBS Novated Transactions.

“Permitted Investments” means, as of the date of this Agreement, any of the following owned by Party B or any Specified Entity of Party B: (i) securities issued or directly and fully guaranteed or insured by the United Sates or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition; (ii) time deposits and certificates of deposit, with maturities of not more than six months from the date of acquisition, of any domestic or international commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (or whose holding company meets such standard) and having a rating on its commercial paper of at least “A-l” or the equivalent thereof by S&P or at least “P-l” or the equivalent by Moody’s; (iii) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) and (ii) above; (iv) investments in the Subsidiaries listed on Exhibit 5(j)(iv) which subsist as of the date of this Agreement; (v) Indebtedness between Party B and any of the Specified Entities of Party B or between any of the Specified Entities of Party B incurred solely for the purposes of facilitating the payment of any amounts due to Party A under any Master ISDA, so long as such Indebtedness is subordinated to all ISDA Obligations on terms satisfactory to Party A in its sole discretion; (vi) Equity Interests in a Wholly-Owned Subsidiary of Party B or a Wholly-Owned Subsidiary of a Specified Entity of Party B; (vii) any other investment which Party A agrees in writing shall constitute a “Permitted Investment”; (viii) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ix) Guarantees constituting Permitted Indebtedness.

“Permitted Liens” means:

(i)            Liens in favor of Party A created under the ISDA Security Documents;

(ii)           Liens to secure the Notes (and Replacement Debt that is incurred pursuant to, and compliant with, Section 3.10 of the Intercreditor Agreement); provided that such Liens (other than with respect to the Notes Escrow Account) shall be subordinate to the Liens securing the ISDA Obligations of Party B and the Specified Entities of Party B under the ISDA Documents in accordance with the Intercreditor Agreement.

(iii)          Liens in connection with workmen’s compensation; unemployment insurance or other social security or pension obligations;

(iv)          mechanics’, workmen’s, materialmen’s, suppliers’, construction or like liens, in each case (A) for amounts not yet due and payable or (B) for amounts due and payable with respect to ordinary course claims being contested in good faith and for which adequate reserves (in accordance with GAAP) have been established or bond is posted;

(v)          Liens for taxes, assessments or governmental charges or levies on Party B’s or any Specified Entity of Party B’s Property not yet delinquent or, if delinquent, which are being contested in good faith and for which adequate reserves (in accordance with GAAP) have been established;

(vi)          Liens (including first-priority Liens if required) in connection with any account receivables purchase program entered into between Party B or any Specified Entity of Party B and any LDC listed on Exhibit 7(j);

(vii)         attachment or judgment liens to the extent not constituting an Event of Default; provided that (A) the existence of such liens could not reasonably be expected to result in a Material Adverse Effect and (B) such liens are discharged within 60 days of the creation thereof;

(viii)        Liens in favor of third parties in any Collateral having in the aggregate a fair market value not to exceed $500,000 for Party B and all Specified Entities of Party B taken as a whole;

(ix)           Liens arising out of judgments or awards in respect of which MX Holdings or any its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $500,000 for Party B and all Specified Entities of Party B taken as a whole, at any time outstanding;

(x)            rights of set-off of banks, LDCs and Transporters in the ordinary course of banking and trading arrangements;

(xi)           Liens securing Permitted Indebtedness under Subparagraph (viii) of the definition of “Permitted Indebtedness”  in any fixed or capital assets and improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by MX Holdings or any of its Subsidiaries; provided that (a) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, (b) the Indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property being acquired or financed on the date of acquisition or financing, and (c) in the case of purchase money security interests, such security interests are created within 120 days after such acquisition (or completion of such improvements); and

(xii)          Liens on cash margin delivered to The Royal Bank of Scotland plc or a third party securing Indebtedness permitted by Subparagraphs (xii) and (xiii) of the definition of “Permitted Indebtedness”.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a Governmental Authority or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Party B or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potential Termination Event” means an event or condition which constitutes a Termination Event or which, upon notice, lapse of time or both, would, unless cured or waived, become a Termination Event.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Primary Rate” means (i) the greater of 4% per annum and (ii) the Base Rate (matching the term of the applicable Credit Support document or instrument) plus 3.00% per annum; provided that a Credit Support instrument with no termination, expiration or maturity date shall be presumed to have a duration of two years.

“Private Equity” has the meaning set forth in the Intercreditor Agreement.

“Promissory Note” means a promissory note substantially in the form of Exhibit 10(c)(ii).

“Prompt Month” means the nearest month of delivery for which NYMEX futures prices are published during the applicable trading month.

“Property” means any right or interest in or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, cash, securities, accounts and contract rights.

“Put Option” means an Option Transaction, which may be physically or financially settled, that gives the holder the right to sell a certain quantity of an underlying commodity to the seller of such Option Transaction, at a specified price on or up to a specified expiration date or during a specified exercise period.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Custodian” means a domestic office of a commercial bank, trust company or financial institution organized under the laws of the United States (or any state or a political subdivision thereof) having assets of at least $10 billion and a long term debt or deposit rating of at least (i) A3 by Moody’s or (ii) A- by S&P.

“Qualified Initial Public Offering” has the meaning set forth in the Intercreditor Agreement.

“Quoted Price” means any price, discount or premium to a Commodity Reference Price (for purposes of determining a floating price) or Option Transaction premium quoted by Party A (before adding any relevant Gas Adder) for (i) any Gas Transaction where Party B is the buyer, (ii) any fixed-for-floating Gas Swap where Party B is the fixed price payer, (iii) any Gas Swap that is a locational basis swap or (iv) any Gas Option; such prices, discounts or premiums, as the case may be, shall be reflective of market offers or offer-side discounts and premiums, as the case may be, adjusted for market conditions for similar quantities of Gas, similar periods and tenors, at like Delivery Points, and with counterparties whose credit quality is satisfactory to Party A.

“Quoted Purchase Price” means any price, discount or premium to a Commodity Reference Price (for purposes of determining a floating price) or Option Transaction premium quoted by Party A (before adding any applicable credit) for (i) any Gas Transaction where Party B is the seller, (ii) any fixed-for-floating Gas Swap where Party B is the floating price payer, (iii) any Gas Swap that is a locational basis swap or (iv) any Gas Option; such prices, discounts or premiums, as the case may be, shall be reflective of market bids or bid-side index prices, discounts and premiums, as the case may be, adjusted for market conditions for similar quantities of Gas, similar periods and tenors, at like Delivery Points, and with counterparties whose credit quality is satisfactory to Party A.

“Rating” means, with respect to any entity, the ratings assigned to such entity by each of the Rating Agencies.

“Rating Agencies” means Moody’s and/or S&P, as applicable, and any successor thereto.

“RBS Novated Transaction” has the meaning specified in Part 12(a)(xix)(A).

“RBS Sleeve Transaction” has the meaning specified in Part 12(a)(xix)(A).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 22, 2009, among MX Holdings and certain of the Stockholders party thereto, as the same may be amended from time to time.

“Reimbursement Obligation” has the meaning specified in Part 12(a)(xviii).

“Related Agreements” means, collectively, the ISDA Documents, the Intercreditor Agreement, the Stockholders Agreement and the Registration Rights Agreement.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Replacement Debt” has the meaning specified in the Intercreditor Agreement.

“Reporting Company” has the meaning specified in Part 12(a)(vi).

“Required Purchase” has the meaning specified in Part 9(b)

“Required Purchase Date” has the meaning specified in Part 9(b).

“Residential Customer-Equivalent”  means each 100 MMBtus, with respect to Gas, and each 10Mws, with respect to Energy, of Party B Customer Load.

“Responsible Officer” means, with respect to Party B and any Specified Entity of Party B, a director, the president, chief executive officer, general counsel, chief operating officer, chief financial officer, principal accounting officer, treasurer or any vice president of Party B or such Specified Entity as the case may be.

“Restricted Payment” means any instance where Party B and the Specified Entities of Party B will, directly or indirectly:

(i)            declare or pay any dividend or make any distribution, whether in cash, securities or other property (other than dividends or distributions payable in Qualified Capital Stock), on or in respect of any Equity Interests to the holders thereof;

(ii)           make any payment (whether in cash, securities or other property), including any sinking fund or similar fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Party B or any Specified Entity of Party B or any option, warrant or other right to acquire any such Equity Interests in Party B or any Specified Entity of Party B;

(iii)           make any interest or principal payment on, purchase, defease, redeem, repay, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, the Old Notes or any Indebtedness of Party B or any Specified Entity of Party B that is subordinated or junior in right of payment to the ISDA Obligations, other than payments to the Notes Escrow Account in accordance with the terms of the Intercreditor Agreement; and

(iv)          make any Investment (other than Permitted Investments).

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Party B or a Specified Entity of Party B of any property, whether owned by Party B or any Specified Entity of Party B at the Closing Date or later acquired, which has been or is to be sold or transferred by Party B or such Specified Entity to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Secondary Rate” means 1.00% per annum.

“SET” has the meaning specified in Part 5(l).

“Settlement Date” shall mean the Gas Settlement Date, the Financing Fee Settlement Date or the Gas Swap Settlement Date, as the context requires.

“SG Exposure Fee” has the meaning specified in Part 10(a)(ii).

“SG Future Calculation Period” has the meaning specified in Part 10(a)(iv).

“SG Notional Amount” has the meaning specified in Part 10(a)(ii).

“SG Novated Transactions” has the meaning specified in Part 10(a)(i).

“SG Novation Payments” has the meaning specified in Part 10(a)(i).

“SG Sleeve Transaction” has the meaning specified in Part 10(a)(i).

“Sleeve Adder” has the meaning specified in Exhibit 14(a)(i).

“Sleeve Transaction” has the meaning specified in Part 7(e).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereof.

“SocGen” means Société Générale, a French bank.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws (or, with respect to MX Canada, applicable Canadian federal or provincial laws) governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Agreements” means, collectively, the ISDA Documents, the Intercreditor Agreement, the Stockholders Agreement and the Registration Rights Agreement.

“Stockholders” means the holders of Capital Stock in MX Holdings.

“Stockholders Agreement” means the Stockholders Agreement dated the date hereof among MX Holdings and the Stockholders party thereto.

“Storage Financing Commencement Date” has the meaning specified in Part 9(b).

“Storage Gas” has the meaning specified in Part 7(a).

“Storage Gas Due Date” has the meaning specified in Part 9(b).

“Subject Person” has the meaning set forth in the definition of “Change of Control”.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Surplus” means that the amount held in the Aggregated Collateral Accounts at the time of determination exceeds the aggregate amount of all outstanding settlement payments under all Transactions (as such term is defined in the applicable Master ISDA) under all Master ISDAs (whether or not the applicable Settlement Dates have occurred).

“Swap Exposure” has the meaning specified in Part 13(b).

“Swap Note Collateral” means the funds deposited in the Swap Note Sub Account pursuant to Part 10(a)(iv) or 10(b)(vi), as applicable.

“Swap Note Sub Account” means a sub account of Party A’s general working capital account which shall be identified as relating to this Agreement and holding Swap Note Collateral, or any replacement custodial account established in accordance with Part 11(f).

“Swap Transaction” means any swap, contract for differences, or other financially settled derivative transaction (other than an Option Transaction), including any such transaction entered into under this Agreement.

“Tax” has the meaning specified in the Master Agreement except that, for purposes of the provisions of this Agreement (whether or not incorporated by reference into the Master Agreement), that definition shall be amended by deleting the phrase “in respect of any payment under this Agreement other than a” and inserting in its place “including any income, value added, sales”.

“Tax Gross-Up Amounts” has the meaning specified in the Intercreditor Agreement.

“Ten Percent Interest” means, in respect of any Person, 10% of any class of securities in the aggregate, whether held directly or indirectly.

“Terminate” means terminate and/or liquidate, and any right granted in this Agreement to terminate Transactions is a right to terminate and/or liquidate.  “Termination” shall be similarly construed.

“Termination Currency” has the meaning specified in Part 1(g).

“Termination Date” has the meaning specified in Part 5(h).

“Third Party Exposure Fees” has the meaning specified in Part 10(b)(iv).

“Third Party Future Calculation Period” has the meaning specified in Part 10(b)(vi).

“Third Party Liquidation Payments” has the meaning specified in Part 10(b)(i).

“Third Party Notional Amount” has the meaning specified in Part 10(b)(iv)

“Third Party Novation Payments” has the meaning specified in Part 10(b)(iii).

“Third Party Novation Transactions” has the meaning specified in Part 10(b)(iii).

“Third Party Transactions” has the meaning specified in Part 10(b)(i).

“Threshold Amount” has the meaning specified in Part 1(c).

“Transportation and Storage Costs” means Transporter demand and capacity charges and all the variable costs incurred by Party A as principal or agent for delivering or storing Gas pursuant to this Agreement including fuel shrinkage or losses, commodity costs and any other charges made in accordance with any relevant tariffs.

“Transporter” has the meaning specified in the Gas Annex.

“Trustee” means Law Debenture Trust Company of New York, as trustee under the Indenture, and it successors and assigns.

“UCAP” means the electricity product that is required to be purchased by load-serving entities in the NYISO control area.

“Use” means, with respect to any Hazardous Material and with respect to any Person, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Material or transportation to or from the property of such Person of such Hazardous Material.

“Wachovia” means Wachovia Bank National Association, a national banking association.

“Wachovia Control Agreements” means the Account Control Agreements among Party A, Party B, the other parties thereto and Wachovia, in the forms of Exhibit 11(b)(i)(A) and Exhibit 11(b)(i)(B).

“Wholesale Transfer” has the meaning specified in the Certificate of Incorporation.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding Equity Interests (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to Applicable Law) is owned by such Person or any Wholly-Owned Subsidiary of such Person.

IN WITNESS WHEREOF, the parties have executed this Schedule as of the date specified on the first page hereof.

SEMPRA ENERGY TRADING LLC

By:	/s/ Michael D. Mitchell
Name: Michael D. Mitchell
Title: Vice President

MXENERGY INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

Acknowledged and Agreed:

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY (CANADA) LTD.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

ONLINECHOICE, INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

[Signature Page to Gas ISDA Schedule]

MXENERGY GAS CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY GAS CAPITAL CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC CAPITAL CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

INFOMETER.COM INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

[Signature Page to Gas ISDA Schedule]